Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

STRATASYS LTD.,

TETRIS SUB INC.,

and

DESKTOP METAL, INC.

Dated as of May 25, 2023

-i-

-ii-

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 25, 2023, among Desktop Metal, Inc., a Delaware corporation (“Ironman”), Stratasys Ltd., an Israeli company (“Sun”), and Tetris Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Sun (“Merger Sub” and together with Ironman and Sun, the “parties”).

WHEREAS, Sun and Ironman desire to combine the businesses of Sun and Ironman, upon the terms and subject to the conditions set forth in this Agreement, through the merger of Merger Sub with and into Ironman, with Ironman as the surviving corporation in the Merger as a direct wholly owned subsidiary of Sun (the “Merger”);

WHEREAS, the board of directors of Sun (the “Sun Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the issuance by Sun of the Merger Consideration, are advisable, fair to and in the best interests of Sun and its shareholders and has approved and adopted this Agreement and the Merger; (b) directed that the approval of the Merger and the issuance of the Merger Consideration and the consummation of the other transactions contemplated by this Agreement, be submitted to the shareholders of Sun for their approval; and (c) resolved to recommend that the shareholders of Sun vote in favor of the approval of the Merger and the issuance of the Merger Consideration on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Merger Sub has determined that the Merger and this Agreement are advisable, fair to and in the best interests of Merger Sub and its stockholder and has approved and adopted this Agreement and the Merger;

WHEREAS, the board of directors of Ironman (the “Ironman Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Ironman and its stockholders and has approved and declared advisable this Agreement and the Merger; (b) directed that this Agreement be submitted to the stockholders of Ironman for their adoption; and (c) resolved to recommend that the stockholders of Ironman vote in favor of the adoption of this Agreement at the Ironman Stockholders’ Meeting;

WHEREAS, as a condition and an inducement to the willingness of Sun to enter into this Agreement and to consummate the Merger, in connection with the execution of this Agreement certain stockholders of Ironman have executed voting agreements pursuant to which, among other things, each such stockholder has agreed to vote in favor of the Ironman Stockholder Approval;

WHEREAS, for U.S. federal income tax purposes, Sun, Merger Sub and Ironman intend that (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the United States Treasury regulations (“Treasury Regulations”) promulgated thereunder, (b) this Agreement be and is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 (together with clause (a), the “Intended U.S. Tax Treatment”), and (c) the Merger shall qualify for the exception provided under Treasury Regulations Section 1.367(a)-3(c) (other than with respect to an Excepted Stockholder); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

Article I

THE MERGER

Section 1.1.      The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into Ironman pursuant to the Merger. At the Effective Time, the separate corporate existence of Merger Sub shall cease and Ironman shall continue as the surviving entity in the Merger (the “Surviving Corporation”).

Section 1.2.      Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Wachtell, Lipton, Rosen & Katz (or through electronic exchange of signatures) at 8:00 am, Eastern time, on the date that is the fifth (5th) Business Day following the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3.      Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Ironman and Merger Sub shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Sun and Ironman may agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4.      Effects. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate corporate existence of Merger Sub shall cease, all the property, rights, privileges, immunities, powers and franchises of Ironman and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Ironman and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5.      Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the parties, or the holder of any shares of Capital Stock of Merger Sub or Ironman:

(a)            Conversion of Ironman Common Stock. Subject to Section 2.2, each share of Ironman Common Stock issued and outstanding immediately prior to the Effective Time (except as otherwise provided in this Section 1.5) shall be automatically converted into the right to receive 0.123 (“Exchange Ratio”) fully paid and nonassessable Sun Ordinary Shares (such Sun Ordinary Shares being the “Merger Consideration”). All shares of Ironman Common Stock, when converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Ironman Common Stock (the “Ironman Certificates”) and each holder of a non-certificated outstanding share of Ironman Common Stock represented by book entry (“Ironman Book Entry Shares”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Ironman Certificate or Ironman Book Entry Shares in accordance with Article II, in each case without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Sun Ordinary Shares or Ironman Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any additional Capital Stock is issued upon any exercise of rights under any shareholder rights plan, as applicable, or any similar event shall have occurred, then the Exchange Ratio and any other number or amount contained herein which is based upon the number of Sun Ordinary Shares or shares of Ironman Common Stock, as the case may be, will be appropriately adjusted, without duplication, to provide to the holders of Sun Ordinary Shares and Ironman Common Stock the same economic effect as contemplated by this Agreement prior to such event (provided that this Section 1.5(a) shall not be construed to permit Sun or Ironman or any of their respective Subsidiaries to take any action with respect to its Capital Stock or otherwise that is prohibited by the terms of this Agreement).

(b)            Cancellation of Preferred Stock, Treasury Stock and Sun-Owned Stock. Each (i) share of Ironman Preferred Stock; (ii) share of Ironman Common Stock that is owned by Ironman as treasury stock; (iii) share of Ironman Common Stock owned by a direct or indirect wholly-owned Ironman Subsidiary; and (iv) share of Ironman Common Stock that is owned by Sun or Merger Sub, in each case, if any, immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)            Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the parties or any of their respective shareholders or stockholders, each share of common stock, par value $0.0001 of Merger Sub, issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith be canceled and cease to exist and be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of Capital Stock of the Surviving Corporation.

(d)            Fractional Shares. No fractional Sun Ordinary Shares shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Ironman Common Stock who would otherwise be entitled to receive a fraction of a Sun Ordinary Share (after aggregating all fractional Sun Ordinary Shares issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Ironman Certificate or Ironman Book Entry Shares, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Sun Ordinary Shares on the last trading day before the Merger becomes effective.

Section 1.6. Option and Equity Award Plans.

(a)            As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(i)            Each Ironman Stock Option outstanding immediately prior to the Effective Time shall automatically be converted into an option (an “Assumed Option”) to acquire, on substantially the same terms and conditions (including the same vesting and exercisability terms and conditions) as were applicable under the Ironman Incentive Award Plans to such Ironman Stock Option immediately prior to the Effective Time (but otherwise subject to the terms and conditions of the Sun Equity Plans), the number of Sun Ordinary Shares under the Assumed Option determined by multiplying the number of shares of Ironman Common Stock subject to such Ironman Stock Option immediately prior to the Effective Time by the Exchange Ratio, rounding down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Ironman Stock Option by the Exchange Ratio, rounding up to the nearest whole cent; provided, that the conversion of the Ironman Stock Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion will not constitute a “modification” of such Ironman Stock Option for purposes of Section 409A or Section 424 of the Code;

(ii)            Each Ironman RSA outstanding immediately prior to the Effective Time shall automatically be converted into a grant of a restricted stock award (an “Assumed RSA”) to receive, on substantially the same terms and conditions (including the same vesting terms and conditions) as were applicable under the Ironman Incentive Award Plans to such Ironman RSA immediately prior to the Effective Time (but otherwise subject to the terms and conditions of the Sun Equity Plans), the number of Sun Ordinary Shares under the Assumed RSA determined by multiplying the number of shares of Ironman Common Stock covered by such Ironman RSA immediately prior to the Effective Time by the Exchange Ratio, rounding down to the nearest whole number of shares;

(iii)            Each Ironman RSU Award outstanding immediately prior to the Effective Time shall automatically be cancelled in exchange for the grant of a restricted stock unit award (an “Assumed RSU Award”, and together with the Assumed Options and the Assumed RSAs, the “Assumed Awards”) to receive, on substantially the same terms and conditions (including the same vesting and exercisability terms and conditions) as were applicable under the Ironman Incentive Award Plans to such Ironman RSU Award immediately prior to the Effective Time (but otherwise subject to the terms and conditions of the Sun Equity Plans), the number of Sun Ordinary Shares under the Assumed RSU Award determined by multiplying the number of shares of Ironman Common Stock covered by such Ironman RSU Award immediately prior to the Effective Time by the Exchange Ratio, rounding down to the nearest whole number of shares; and

(iv)            Prior to the Effective Time, the Ironman Board (or, if appropriate, any committee thereof) shall adopt such resolutions and take such other actions as are necessary, including without limitation providing any required notices and obtaining any required consents (if any), to effectuate the provisions of this Section 1.6(a).

(b)            Sun shall take all corporate action and shall make all necessary filings with any Governmental Entity (as defined below) necessary for the assumption of the Assumed Awards pursuant to Section 1.6(a), including reserving for issuance a sufficient number of Sun Ordinary Shares for delivery upon exercise or settlement of the Assumed Awards. In addition, Sun shall file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable (and in any event within five Business Days) following the Effective Time a registration statement on Form S-8 (or such other applicable form, including Form S-3) with respect to the Assumed Awards and the Sun Ordinary Shares underlying such Assumed Awards, and shall maintain the effectiveness of such registration statement for so long as such awards remain outstanding and such registration of the Sun Ordinary Shares issuable thereunder continues to be required.

Section 1.7.      Governing Documents; Name. (a) At the Effective Time, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation shall be amended and restated in their entirety substantially in the form of Merger Sub's certificate of incorporation and bylaws as in effect immediately prior to the Effective Time, or as otherwise to be mutually agreed upon between Sun and Ironman, in each case until thereafter amended in accordance with their respective terms and with applicable Law; and (b) Sun shall take all action necessary to ensure that, subject to the Sun Shareholder Approval, at the Effective Time the Articles of Association of Sun shall be the articles of association set forth on Exhibit A (the “Sun Amended Articles of Association”).

Section 1.8.      Directors and Officers of Surviving Corporation. Except as may be otherwise agreed in writing between Sun and Ironman, the directors of the Surviving Corporation as of the Effective Time shall be the directors of Merger Sub immediately prior to the Effective Time, until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be, as of the Effective Time, the officers of the Surviving Corporation, in each case until such officer’s successor is elected and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal, in each case in accordance with the bylaws of the Surviving Corporation.

Section 1.9.      Plan of Reorganization. This Agreement is intended to be, and by being signed by Ironman, Sun and Merger Sub is, adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3.

Article II

EXCHANGE OF SHARES

Section 2.1.      Exchange Agent and Exchange Fund. Prior to the Effective Time, Sun shall engage a bank or trust company designated by Sun and reasonably acceptable to Ironman, to act as exchange agent in connection with the Merger (the “Exchange Agent”). At or prior to the Effective Time, Sun shall deposit, or cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II through the Exchange Agent, certificates or, at Sun’s option, evidence in book-entry form, representing the Sun Ordinary Shares to be issued as Merger Consideration and an amount of cash sufficient to fund the payment of cash in lieu of fractional Sun Ordinary Shares that may be payable pursuant to Section 1.5(d). All such Sun Ordinary Shares and any cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund”.

Section 2.2.      Exchange of Shares, Certificates and Book-Entry Shares.

(a)            Procedures for Surrender.

(i)            Ironman Certificates. As promptly as practicable after the Effective Time, Sun shall cause the Exchange Agent to mail to each holder of record of Ironman Certificates, which at the Effective Time were converted into the right to receive the Merger Consideration, a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Ironman Certificates shall pass, only upon delivery of the same (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Sun may specify subject to Ironman’s reasonable approval), together with instructions thereto.

(ii)            Ironman Book-Entry Shares. Any holder of any Ironman Book Entry Shares whose shares of Ironman Common Stock were converted pursuant to Section 1.5(a) into the right to receive the Merger Consideration shall not be required to deliver an Ironman Certificate (nor an affidavit of loss in lieu thereof nor an indemnity bond) or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one or more Ironman Book Entry Shares shall automatically upon the Effective Time be entitled to receive, and Sun shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, the Merger Consideration pursuant to the provisions of Article I and this Article II, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Sun Ordinary Shares in accordance with Section 2.2(c), for each share of Ironman Common Stock formerly represented by such Ironman Book Entry Share.

(b)            Merger Consideration Received in Connection with Exchange. Upon (i) the surrender of the Ironman Certificates for cancellation to the Exchange Agent, or (ii) in the case of Ironman Book Entry Shares, the receipt of an “agent’s message” by the Exchange Agent, and in the case of Ironman Certificates together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Ironman Common Stock have been converted pursuant to Section 1.5(a) (which may be in book-entry or uncertificated form), and in respect of any dividend or other distributions which the holder has the right to receive pursuant to Section 2.2(c), such dividend or distributions. In the event of a transfer of ownership of Ironman Common Stock which is not registered in the transfer records of Ironman, the proper number of Sun Ordinary Shares pursuant to Section 1.5(a) which the holder has the right to receive pursuant thereto and any dividends or other distributions which the holder has the right to receive pursuant to Section 2.2(c) may be issued to a transferee if the Ironman Certificate representing such Ironman Common Stock (or, in case of Ironman Book Entry Shares, proper evidence of such transfer), as the case may be, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer and other similar Taxes have been paid. Until surrendered as contemplated by this Section 2.2(b), each share of Ironman Common Stock (including any Ironman Certificate with respect thereto) shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder of such share of Ironman Common Stock was entitled to receive in respect of such shares pursuant to Section 1.5(a) and any dividends or other distributions pursuant to Section 2.2(c). No interest shall be paid or shall accrue on any cash payable upon surrender of any Ironman Certificate or in respect of Ironman Book Entry Shares.

(c)            Dividends and Distributions With Respect to Sun Ordinary Shares. No dividends or other distributions declared or made with respect to Sun Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Ironman Certificates with respect to the Sun Ordinary Shares issuable upon surrender thereof until the surrender of such Ironman Certificates in accordance with this Article II. Subject to applicable Law and Section 2.2(g), following surrender of any such Ironman Certificates there shall be paid to the holder of the Sun Ordinary Shares issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time which theretofore had become payable with respect to the Sun Ordinary Shares constituting the applicable Merger Consideration.

(d)            No Further Ownership Rights in Ironman Common Stock. The Sun Ordinary Shares issued in accordance with the terms of this Article II upon conversion of any shares of Ironman Common Stock (including any cash paid pursuant to Section 1.5(d)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Ironman Common Stock. If, after the Effective Time, any Ironman Certificates formerly representing shares of Ironman Common Stock or any Ironman Book Entry Shares are presented to Sun or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e)            Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Ironman Common Stock for twelve (12) months after the Effective Time shall be delivered to Sun, upon demand, and any holder of Ironman Common Stock who has not theretofore complied with this Article II shall thereafter look only to Sun for payment of its claim for Merger Consideration, and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.

(f)            No Liability. None of Ironman, Sun, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains unclaimed by the holders of Ironman Certificates or the holders of evidence of Ironman Book Entry Shares for five (5) years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Sun, free and clear of all claims or interest of any Person previously entitled thereto.

(g)            Withholding Rights.

(i)            Each of the Surviving Corporation, Sun and the Exchange Agent and each of their respective Affiliates (each, a “Payor”) shall (i) be entitled to deduct and withhold (or cause to be deducted and withheld) from any payment payable pursuant to this Agreement (whether in cash, Capital Stock or otherwise) such amounts as are required to be deducted and withheld under applicable Tax Law and (ii) duly pay over to the appropriate Governmental Entity any amounts so deducted and withheld. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each of the parties shall provide the other parties with prompt notice of any withholding it believes is required (other than withholding in respect of compensatory payments, and backup withholding). In the event that Payor receives a demand from the ITA to withhold any amount out of the amount held by such Payor for distribution to a particular payee, such Payor (i) shall promptly after receipt of such demand notify such payee of such matter and provide such payee with a reasonable period (which, in no event, shall be less than thirty (30) days, unless otherwise required in writing by the ITA or any applicable Tax Law) to attempt to delay such requirement or extend the period for complying with such requirement which shall be as evidenced by a written certificate, ruling or confirmation from the ITA, unless otherwise required in writing by the ITA or any applicable Tax Law. The parties shall cooperate in good faith and use commercially reasonable efforts to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). Upon the written request of any Person with respect to which amounts were deducted or withheld, the Payor shall use commercially reasonable efforts to provide such Person with a copy of documentary evidence of remittance of such amounts.

(ii)            Notwithstanding the provisions of clause (a) above, with respect to Israeli Taxes, a Payor shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement; provided that, no tax shall be deducted or withheld from any payment to (1) a holder of Ironman Common Stock which holds less than 5% of the outstanding Ironman Stock, (2) a 5% or greater holder of the outstanding Ironman Common Stock as of 20 days prior to the Closing (the “Cut-Off Date”), subject to the delivery of the Residency Declaration (each, a “Payee”).

(iii)            Notwithstanding the foregoing, the consideration payable to each Payee, who is 5% or greater holder of the outstanding Ironman Common Stock as of the Cut-Off Date, shall be retained by the Exchange Agent for the benefit of each such Payee until the first to occur of (x) (A) if such Payee indicates that such holder is an Israeli tax resident, upon delivery of a Valid Certificate, or (B) upon delivery of the Residency Declaration (and if a Payee has delivered such documentation prior to the Effective Time, then delivery of such documentation shall be deemed to have been made as of the Effective Time), and (y) to the date that is 180 days from the Closing Date (the “Withholding Drop Date”).

(iv)            No Payor shall make any payments to any Payee or withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement until such time as either the applicable documentation has been delivered pursuant to the immediately preceding subsection (iii)(x) or the occurrence of the Withholding Drop Date (and if a Payee indicates that it is an Israeli tax resident and timely delivers a Valid Certificate to the Payor, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Certificate, and the balance of the payment that is not withheld shall be transferred to such Payee concurrently therewith subject to any non-Israeli withholding which is applicable to the payment (if any)). If any Payee that confirmed that it is an Israeli tax resident in the applicable documentation delivered to the Exchange Agent pursuant to subsection (iii)(x) or is a 5% or greater holder of the outstanding Ironman Common Stock as of the Cut-Off Date that has failed to make the Residency Declaration or, with respect to Israeli tax residents, has failed to provide the Payor with a Valid Certificate at least three (3) Business Days prior to the Withholding Drop Date, then the amount to be withheld from such Payee’s portion of Merger Consideration shall be calculated according to the applicable withholding rate in accordance with applicable Law.

(v)            If a Payee confirms that it is an Israeli Tax resident in the applicable documentation delivered to the Exchange Agent pursuant to subsection (iii)(x)(A), or holds at least five percent (5%) of the outstanding Ironman Common Stock as of the Cut-Off Date and failed to provide the Exchange Agent with the Residency Declaration (and with respect to a Payee who is an Israeli tax resident, a Valid Certificate), the Payee shall provide to the Exchange Agent an amount in cash sufficient to satisfy such Israeli Taxes prior to the Withholding Drop Date. In the event that the Payee fails to provide the Exchange Agent with the full amount necessary to satisfy such Israeli Taxes no later than three Business Days before the Withholding Drop Date, the Exchange Agent shall be entitled to sell the Payee’s retained Sun Ordinary Shares, on behalf of and for the benefit of the Payee, on the open market to a Person other than Sun or any Affiliate of Sun, to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes. Any cash proceeds from any such sale in excess of the amount of Israeli Taxes due with respect to such Payee, net of any expenses, shall be delivered to the applicable Payee and the Israeli Taxes shall be remitted to the ITA. For the avoidance of doubt, to the extent the Exchange Agent sells any Payee’s Sun Ordinary Shares, (i) the Exchange Agent shall be acting on behalf of and for the benefit of such Payee, solely as an agent of the Payee, for administrative convenience, (ii) the Payee shall be treated as the seller, and prior to the sale, the beneficial owner of such of Sun Ordinary Shares for all Tax purposes, including Tax reporting, and (iii) the Payee shall be responsible for, and hold the Exchange Agent and each of its respective representatives and Affiliates, harmless from, any Taxes arising as a result of the sale of such Payee’s Sun Ordinary Shares. Any costs or expenses incurred by the Exchange Agent in connection with any such sale shall be borne by, and deducted from the payment to, the applicable Payee.

(h)            Lost Certificates. If any Ironman Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Ironman Certificate to be lost, stolen or destroyed (including a customary indemnity in respect thereof), the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Ironman Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

(i)            No Subsequent Transfers of Ironman Common Stock. After the Effective Time, there shall be no transfers on the stock transfer books of Ironman of the shares of Ironman Common Stock that were issued and outstanding immediately prior to the Effective Time.

Article III

REPRESENTATIONS AND WARRANTIES OF IRONMAN

Ironman represents and warrants to Sun that the statements contained in this Article III are true and correct except to the extent disclosed in (i) any Ironman SEC Documents filed or furnished with the SEC during the three (3) year period prior to the date of this Agreement and publicly available prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding, in each case, any predictive, cautionary or forward looking disclosures including those contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature); or (ii) the disclosure schedules delivered by Ironman to Sun at or before the execution and delivery by Ironman of this Agreement (the “Ironman Disclosure Schedules”) with such disclosure qualifying the representation or warranty only to the extent it makes reference to a specific section or sub-section of this Article III, or that it is reasonably apparent on the face of the disclosure that such disclosure qualifies or applies to another section or sub-section of this Article III.

Section 3.1.      Organization, Standing and Power. Each of Ironman and each Ironman Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Ironman Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an Ironman Material Adverse Effect. Each of Ironman and the Ironman Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Ironman Permits”), except where the failure to have such power or authority or to possess Ironman Permits, individually or in the aggregate, has not had and would not reasonably be expected to have an Ironman Material Adverse Effect. Each of Ironman and the Ironman Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have an Ironman Material Adverse Effect. Ironman has delivered or made available to Sun, prior to execution of this Agreement, a true and complete copy of the Certificate of Incorporation of Ironman, in effect as of the date of this Agreement (the “Ironman Certificate of Incorporation”) and the amended and restated by-laws of Ironman in effect as of the date of this Agreement. Such Ironman Certificate of Incorporation and by-laws are in full force and effect and Ironman is not, and has not been, in material violation of any of the provisions of the Ironman Certificate of Incorporation or such by-laws.

Section 3.2.      Ironman Subsidiaries. Section 3.2 of the Ironman Disclosure Schedule sets forth the name and jurisdiction of organization of each Ironman Subsidiary and the name of all holders of all Capital Stock of each Ironman Subsidiary. The outstanding shares of Capital Stock in each Ironman Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Ironman, by another Ironman Subsidiary or by Ironman and another Ironman Subsidiary, free and clear of all material pledges, liens, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third party rights or title defects of any kind or nature whatsoever, “Liens”), other than Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such Capital Stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.

Section 3.3. Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of Ironman consists of: (i) 500,000,000 shares of Class A common stock, $0.0001 par value per share (the “Ironman Common Stock”), of which 321,554,751 shares of Ironman Common Stock were issued and outstanding as of the date of this Agreement (including 29,339 shares of Ironman Common Stock that were subject to restricted stock awards under the Ironman Incentive Award Plans (“Ironman RSAs”)); and (ii) 50,000,000 shares of preferred stock, $0.0001 par value per share (the “Ironman Preferred Stock”), of which no shares of Ironman Preferred Stock were issued and outstanding as of the date of this Agreement.

(b)            As of the date of this Agreement: (i) 6,636,623 shares of Ironman Common Stock are subject to issuance pursuant to outstanding options to purchase Ironman Common Stock under the Ironman Incentive Award Plans (the “Ironman Stock Options”); (ii) 22,990,164 shares of Ironman Common Stock are subject to restricted stock unit awards under the Ironman Incentive Award Plans (the “Ironman RSU Awards”, and, together with the Ironman Stock Options and the Ironman RSAs, the “Ironman Equity Awards”); (iii) 31,307,202 shares of Ironman Common Stock are reserved for future Ironman Equity Awards under the Ironman Incentive Award Plans; and (iv) there were outstanding $115,000,000 aggregate principal amount of Ironman Convertible Notes (with a Conversion Rate as of the date of this Agreement equal to 601.5038 shares of Ironman Common Stock per thousand dollar principal amount). Ironman has delivered or made available to Sun or its counsel copies of the Ironman Incentive Award Plans covering all of the Ironman Equity Awards outstanding as of the date of this Agreement, and the forms of stock option agreement, restricted stock award or restricted stock unit grant agreement, as applicable, evidencing such Ironman Equity Awards.

(c)            Except as described in Section 3.3(a) and for options, rights, securities, instruments, obligations and plans referred to in Section 3.3(b), as of the date of this Agreement, there is no: (i) issued or outstanding Capital Stock of Ironman, (ii) outstanding subscription, option, call, warrant or right to acquire any shares of the Capital Stock of Ironman or any Ironman Subsidiary; or (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the Capital Stock of Ironman or an Ironman Subsidiary; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”), or under which Ironman or an Ironman Subsidiary is or may become obligated to sell or otherwise issue any shares of its Capital Stock or any other securities.

(d)            There are no voting trusts or other Contracts to which Ironman or any Ironman Subsidiary is a party or, to the Knowledge of Ironman to which any other Person is a party, with respect to the voting or registration of any shares of, or other equity interest in, Ironman or any Ironman Subsidiary.

Section 3.4.      Authority; Execution and Delivery; Enforceability.

(a)            Ironman has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the transactions contemplated by this Agreement, subject to the receipt of the Ironman Stockholder Approval. The Ironman Board at a meeting duly called and held in compliance with the requirements of the DGCL and the Ironman Certificate of Incorporation and the bylaws of Ironman, has adopted resolutions, by unanimous vote of all directors (i) approving the execution, delivery and performance of this Agreement; (ii) determining that entering into this Agreement is in the best interests of Ironman and its stockholders; (iii) declaring this Agreement and the transactions contemplated by this Agreement advisable; and (iv) recommending that Ironman’s stockholders vote in favor of the adoption of this Agreement and directing that such adoption be submitted to Ironman’s stockholders at the Ironman Stockholders’ Meeting. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Ironman Stockholder Approval, no other corporate proceedings on the part of Ironman are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). Ironman has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Sun and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)            The affirmative votes of the holders of a majority of the outstanding shares of Ironman Common Stock as of the record date for the Ironman Stockholders’ Meeting, represented at a stockholder meeting of Ironman in person or by proxy and voting thereon, approving the adoption of this Agreement (the “Ironman Stockholder Approval”), is the only vote of the holders of any class or series of Ironman’s Capital Stock necessary to approve and adopt this Agreement, the Merger and the consummation of the other transactions contemplated hereby.

Section 3.5.      No Conflicts; Consents.

(a)            The execution and delivery by Ironman of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a requirement to obtain any consent, approval, clearance, waiver, Permit or order (“Consent”) or a right of payment, termination, cancellation or acceleration of any obligation, any obligation to make or to enable any third party to make, an offer to purchase or redeem any Indebtedness or Capital Stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Ironman or any Ironman Subsidiary, or give any Person the ability to materially delay or impede the ability of Ironman to consummate the Merger, under, any provision of (i) the Ironman Certificate of Incorporation, the Ironman bylaws or the comparable charter or organizational documents of any Ironman Subsidiary (assuming that the Ironman Stockholder Approval is obtained); (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument, whether oral or in writing, (a “Contract”) to which Ironman or any Ironman Subsidiary is a party or by which any of their respective properties or assets is bound and which would be considered an Ironman Material Contract or that would otherwise reasonably be expected to be material to Ironman and the Ironman Subsidiaries, taken as a whole; or (iii) subject to the filings and other matters referred to in Section 3.5(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to Ironman or any Ironman Subsidiary or their respective properties or assets (assuming that the Ironman Stockholder Approval is obtained); except for such Contracts, Judgments or Laws that would not reasonably be expected to have an Ironman Material Adverse Effect.

(b)            No Consent of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”) is required to be obtained or made by or with respect to Ironman or any Ironman Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Joint Proxy Statement; and (B) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) compliance with and filings under the HSR Act, the DPA and such other compliance, Consents, registrations, declarations, notices or filings as are required to be observed, made or obtained under any foreign antitrust, competition, investment, trade regulation or similar Laws, including submission of the notice required under 22 C.F.R. section 122.4(b) of the International Traffic in Arms Regulations; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Ironman and Sun are qualified to do business; (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration; (v) such filings with NASDAQ and the NYSE as are required in connection with the Merger and the other transactions contemplated hereby; and (vi) such other Consents the absence of which would not, individually or in the aggregate, have had and would not reasonably be expected to have an Ironman Material Adverse Effect or prevent or materially delay the consummation of the Merger.

Section 3.6.      SEC Documents; Undisclosed Liabilities.

(a)            Since December 9, 2020, Ironman has filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC, together with all certifications required pursuant to SOX (such forms, statements, schedules, documents and reports, the “Ironman SEC Documents”).

(b)            Each of the Ironman SEC Documents (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or the time at which it became effective, as the case may be, complied as to form in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Ironman SEC Document; and (ii) did not at the time it was filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or at the time at which it became effective, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Ironman included in the Ironman SEC Documents complied, at the time they were filed, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Ironman and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). As of the date of this Agreement, (i) there are no outstanding unresolved comments with respect to Ironman or the Ironman SEC Documents filed with the SEC noted in comment letters or, to the Knowledge of Ironman, other correspondence received by Ironman or its attorneys from the SEC; and (ii) to the Knowledge of Ironman, there are no pending formal or informal investigations of Ironman by the SEC. Ironman is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(c)            Except (i) as reflected or reserved against in Ironman’s consolidated balance sheet as of March 31, 2023 (or the notes thereto) as included in the Ironman SEC Documents; (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2023 or in connection with or contemplated by this Agreement; and (iii) for liabilities and obligations that, individually or in the aggregate, have not had or would not reasonably be expected to be material to Ironman and the Ironman Subsidiaries, taken as a whole, neither Ironman nor any Ironman Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, due or to become due, contingent or otherwise).

(d)            Neither Ironman nor any of the Ironman Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Ironman and any of the Ironman Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or (ii) any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Ironman or any of the Ironman Subsidiaries in Ironman’s or such Ironman Subsidiary’s published financial statements or the Ironman SEC Document.

(e)            Since March 31, 2023, none of Ironman, Ironman’s independent accountants, or the Ironman Board (or the audit committee of the Ironman Board) has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Ironman, (ii) “material weakness” in the internal controls over financial reporting of Ironman or (iii) fraud, whether or not material, that involves management or other employees of Ironman who have a significant role in the internal controls over financial reporting of Ironman, and except as expressly described in the Ironman SEC Documents, there is no such, and as of March 31, 2023 there was no such, “significant deficiency” or “material weakness”. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(f)            Ironman maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of Ironman’s assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Ironman’s receipts and expenditures are being made only in accordance with authorizations of Ironman’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Ironman’s assets that could have a material effect on Ironman’s financial statements. Except as described in the Ironman SEC Documents, (1) as of March 31, 2023, there were no material weaknesses in Ironman’s internal control over financial reporting (whether or not remediated) and (2) since March 31, 2023, there has been no change in Ironman’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Ironman’s internal control over financial reporting.

(g)            The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Ironman are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Ironman in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Ironman, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Ironman to make the certifications required under the Exchange Act with respect to such reports.

(h)            Ironman has made available to Sun or its advisors true and complete copies of all written comment letters from the staff of the SEC since December 9, 2020 relating to the Ironman SEC Documents and all written responses of Ironman thereto through the date of this Agreement other than with respect to requests for confidential treatment. To the Knowledge of Ironman, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Ironman.

Section 3.7.      Information Supplied. None of the information supplied or to be supplied by Ironman for inclusion or incorporation by reference in the Form F-4 or the Joint Proxy Statement will, with respect to the Form F-4 at the time the Form F-4 or any amendment or supplement thereto is declared effective under the Securities Act and with respect to the Joint Proxy Statement at the time of filing and at the time of the filing and at the time of the Ironman Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.8.      Absence of Certain Changes or Events.

(a)            Since March 31, 2023 through the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have an Ironman Material Adverse Effect.

(b)            Since March 31, 2023 through the date of this Agreement, except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the transaction contemplated by this Agreement, each of Ironman and the Ironman Subsidiaries has conducted its respective business in the ordinary course consistent with past practice, in all material respects.

(c)            Since March 31, 2023 through the date of this Agreement, neither Ironman nor any of the Ironman Subsidiaries has taken any action, except as set forth in Section 3.8(c) of the Ironman Disclosure Schedule, that, if taken after the date hereof, would constitute a breach of, or require the consent of Sun under Section 5.1(b).

Section 3.9.      Employee Benefit Plans.

(a)            Section 3.9(a) of the Ironman Disclosure Schedule sets forth a complete and accurate list of each material Ironman Benefit Plan. For the purposes of this Agreement, “Ironman Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and whether or not for employees or service providers in the United States or outside of the United States, and each bonus, stock, stock option or other equitybased compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-incontrol, profit sharing, provident funds (including pension funds, managers’ insurance policies, further education funds or other similar funds), vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current or former employees or service providers (or any dependent or beneficiary thereof) of Ironman or any Ironman Subsidiary or any of their ERISA Affiliates and with respect to which Ironman or any Ironman Subsidiary has or may have any obligation or liability (whether actual or contingent), but excluding any plan, program, agreement, contract, policy or arrangement sponsored by a Governmental Entity. Notwithstanding the foregoing, Section 3.9(a) of the Ironman Disclosure Schedule need not identify an employment agreement or offer letter if such employment agreement or offer letter (x) relates to an employee whose annual base salary does not exceed $350,000 or (y) (A) relates to an employee working outside the United States, and (B) does not provide any severance or notice period in excess of 90 days or such longer period as may be required by applicable Law. With respect to each material Ironman Benefit Plan, Ironman has made available to Sun or its advisors (other than Ironman SEC Documents) correct and complete copies of, in each case, to the extent applicable, (i) summary plan descriptions, summaries of material modifications, and/or amendments related to such plans and any related trust agreement, (ii) the most recent financial statement and actuarial valuation, (iii) all material, non-routine filings and correspondence in the past three (3) years with any Governmental Entity, (iv) all material non-routine related agreements, insurance contracts and other agreements which implement each such Ironman Benefit Plan, and (v) all material, non-routine records, notices and filings concerning Governmental Entity audits or investigations.

(b)            Each of the Ironman Benefit Plans has, in all material respects, been operated, administered and funded in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder. No liability under Title IV of ERISA has been incurred by Ironman, the Ironman Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Knowledge of Ironman, no condition exists that is likely to cause Ironman, any Ironman Subsidiary or any of their ERISA Affiliates to incur any such liability. Except as has not had and does not constitute an Ironman Material Adverse Effect, all contributions or other amounts payable by Ironman or the Ironman Subsidiaries pursuant to each Ironman Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. There are no pending, or to the Knowledge of Ironman, threatened material claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Ironman Benefit Plans or any trusts related thereto.

(c)            No Ironman Benefit Plan is, and neither Ironman, an Ironman Subsidiary nor any ERISA Affiliate thereof contributes to, has within the previous six (6) years contributed to, presently contributes to or has any liability or obligation, whether fixed or contingent, with respect to (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) voluntary employee benefit association under Section 501(a)(9) of the Code, or (iv) a multiple employer plan, as described in Section 413(c) of the Code. No Ironman Benefit Plan is a multiple employer welfare arrangement, as defined in Section 3(40) of ERISA. Ironman, the Ironman Subsidiaries and each of their ERISA Affiliates are in compliance with the applicable requirements of Section 4980B of the Code and any similar state law in all material respects. Ironman and the Ironman Subsidiaries are in compliance with the applicable requirements of the Patient Protection and Affordable Care Act of 2010 in all material respects.

(d)            No Ironman Benefit Plan provides health or welfare benefits coverage, including life insurance or medical benefits (whether or not insured), with respect to current or former service providers beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other Law, the full cost of which is borne by the applicable service provider or such service provider’s dependents or beneficiaries.

(e)            (i) Each of the Ironman Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or may rely on a preapproved plan opinion letter as to its qualification and (ii) to the Knowledge of Ironman, there are no existing circumstances or any events that have occurred that would reasonably be expected to materially and adversely affect the qualified status of any such plan. Each such favorable determination letter or opinion letter has been provided or made available to Sun or its advisors.

(f)            Except as set forth in Section 3.9(f) of the Ironman Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transaction contemplated by this Agreement (either alone or in conjunction with any other event), will or would reasonably be expected to (i) result in any material payment (including severance and unemployment compensation, forgiveness of Indebtedness or otherwise) or benefit becoming due to any current or former service provider of Ironman or an Ironman Subsidiary under any Ironman Benefit Plan or otherwise; (ii) materially increase any benefits or the compensation otherwise payable under any Ironman Benefit Plan; (iii) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits or any forgiveness of Indebtedness; (iv) result in any breach or violation of, or default under or limit Ironman’s or any Ironman Subsidiary’s right to amend, modify, terminate or transfer the assets of, any Ironman Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g)            Each Ironman Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code and applicable guidance thereunder or an available exemption therefrom.

(h)            Neither Ironman nor any Ironman Subsidiary is a party to, and does not have any material obligation under any Ironman Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(i)            Except as would not, individually or in the aggregate, reasonably be excepted to constitute an Ironman Material Adverse Effect, each Ironman Benefit Plan, if any, which is maintained outside of the United States (an “Ironman Foreign Benefit Plan”) (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Ironman Foreign Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that is intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions. Except as set forth in Section 3.9(i) of the Ironman Disclosure Schedule or as required by Law, no Ironman Foreign Benefit Plan is a defined benefit pension, superannuation, seniority premium, termination indemnity, provident fund, gratuity, long-service, jubilee or similar plan or arrangement.

Section 3.10.      Labor Matters.

(a)            Neither Ironman nor any Ironman Subsidiary is a party to, or bound by, any collective bargaining agreement, union memoranda of understanding, or other Contract with a labor or trade union, works council, labor organization or similar body involving any of its employees or employee representatives (a “Collective Bargaining Agreement”). Neither Ironman nor any Ironman Subsidiary is, nor has it during the last three (3) years been, subject to a strike or work stoppage and to the Knowledge of Ironman, there is no pending strike or work stoppage involving Ironman or any Ironman Subsidiary. There are no labor organizations representing, and to the Knowledge of Ironman there are no labor organizations purporting to represent or seeking to represent, any of Ironman’s or any Ironman Subsidiary’s employees. There are no, and during the last three (3) years there have been no, organizational campaigns, petitions, or other unionization activities with respect to the formation of a collective bargaining unit made or, to the Knowledge of Ironman, threatened involving employees of Ironman or any Ironman Subsidiary.

(b)            Ironman and each Ironman Subsidiary is, and during the last three (3) years has been, in compliance with all applicable Laws relating to employment, including labor, employment, termination of employment, fringe benefits, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, harassment, discrimination, retaliation, payment of social security, exempt and non-exempt status, remote work, restrictive covenants, compensation and benefits, wages and hours of work, overtime, working during rest days, notices to employees, COVID-19 Measures, engagement of service providers, enforcement of labor laws, in each case except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, an Ironman Material Adverse Effect.

(c)            No current or former employee, consultant, or independent contractor of Ironman or any Ironman Subsidiary has violated any confidentiality or proprietary information agreement or any restrictive covenant agreements, except for such violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, an Ironman Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ironman Material Adverse Effect, there are no proceedings pending, and as of the date of this Agreement neither Ironman nor any Ironman Subsidiary intends to bring any proceedings, against any current or former employee, consultant, or independent contractor of Ironman or any Ironman Subsidiary for alleged violations of any confidentiality or proprietary information agreement or any restrictive covenant agreements.

(d)            During the last three (3) years, no written allegations of harassment, discrimination, sexual assault or sexual misconduct have been made against Ironman or, to Ironman’s Knowledge, any of the Ironman Subsidiaries or involving any current or former management-level employee of Ironman or any of the Ironman Subsidiaries, and neither Ironman nor any of the Ironman Subsidiaries have entered into any settlement agreements as a result of any written allegations of harassment, discrimination, sexual assault or sexual misconduct with any current or former management-level employee.

Section 3.11.      Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Ironman, threatened against Ironman or any Ironman Subsidiary, or any properties or assets of Ironman or any Ironman Subsidiary, before or by any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, and, in the case of any such claims for damages, seek damages, in each case (or in any group of related claims, actions, suits, proceedings or investigations, or that arise from similar matters or circumstances), in excess of $1,000,000, or that seeks to prevent or restrict any part of the operation by Ironman of its business or use of its assets or that in any manner seeks to prevent, enjoin, alter, or materially delay the Merger or any of the other transactions contemplated hereby, other than claims, actions, suits, proceedings or investigations covered by one or more insurance policies as to which the insurer or insurers have indicated their intentions in writing to defend and pay in the aggregate damages up to the amount claimed.

Section 3.12. Compliance with Applicable Laws.

(a)            Ironman and the Ironman Subsidiaries are in compliance in all material respects with all applicable Laws and Ironman Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity. No action, demand or investigation by or before any Governmental Entity is pending or, to the Knowledge or Ironman, threatened alleging that Ironman or an Ironman Subsidiary is not in material compliance with any applicable Law or Ironman Permit or which challenges or questions the validity of any rights of the holder of any Ironman Permit.

(b)            Ironman is, and for the last five (5) years has been, in compliance with and has not been and is not in violation of any applicable International Trade Law, Sanctions or Anti-Corruption Law except, in each case, where such violation, or failure to be in compliance, is not material to Ironman and the Ironman Subsidiaries, taken as a whole. Neither Ironman nor any Ironman Subsidiary has received any actual or threatened order, notice, or other communication from any Governmental Entity of any actual or potential material violation or material failure to comply with any International Trade Law, Sanctions or Anti-Corruption Law.

(c)            Without limiting the generality of the foregoing, neither Ironman, the Ironman Subsidiaries, nor, to Ironman’s Knowledge, any of Ironman’s or Ironman Subsidiaries’ respective directors, officers or employees acting on behalf of Ironman or any Ironman Subsidiary, respectively, is a Sanctioned Person. To the Knowledge of Ironman, neither Ironman, the Ironman Subsidiaries, nor any of Ironman’s or the Ironman Subsidiaries’ respective directors, officers or employees acting on behalf of Ironman or any Ironman Subsidiary, respectively, or (ii) is or has been, in the past five (5) years, engaged in dealings or transactions, direct or indirect, in or involving Sanctioned Countries or Sanctioned Persons.

(d)            For the past five (5) years, none of Ironman, an Ironman Subsidiary, any of their respective directors and officers, nor to the Knowledge of Ironman, any other stockholder, employee, agent or other Person acting on behalf of Ironman or an Ironman Subsidiary (i) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (ii) made any direct or indirect unlawful payment to any foreign or public or domestic government official or employee from corporate funds in violation of Anti-Corruption Laws; or (iii) has accepted or received any unlawful contributions, payments, gifts or expenditures.

(e)            Ironman and each Ironman Subsidiary maintain and enforce policies and procedures reasonably designed to promote compliance with International Trade Laws, Sanctions and Anti-Corruption Laws.

Section 3.13.      Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Ironman Material Adverse Effect:

(a)            Ironman and the Ironman Subsidiaries are now, and have been in the last three (3) years, in compliance with all Environmental Laws, and neither Ironman nor any Ironman Subsidiary has received any written communication from a Person that alleges that Ironman or any Ironman Subsidiary is in violation of, or has liability or obligations under, any Environmental Law or any Permit issued pursuant to Environmental Law;

(b)            Ironman and the Ironman Subsidiaries have obtained and are in compliance with all Permits required to be obtained pursuant to any Environmental Law applicable to Ironman, the Ironman Subsidiaries and the real properties of Ironman and all such Permits are valid, in good standing and will not, to Ironman’s Knowledge, be subject to modification or revocation as a result of the transactions contemplated by this Agreement;

(c)            there are no Environmental Claims pending or, to the Knowledge of Ironman, threatened against Ironman or any of the Ironman Subsidiaries, nor is Ironman or any of the Ironman Subsidiaries aware of any basis for such Environmental Claim;

(d)            To Ironman’s Knowledge, there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against (i) Ironman or any of the Ironman Subsidiaries, or (ii) against any Person whose liabilities for such Environmental Claims Ironman or any of the Ironman Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(e)            neither Ironman nor any of the Ironman Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Ironman or any of the Ironman Subsidiaries.

Section 3.14. Contracts.

(a)            Section 3.14(a) of the Ironman Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list, and Ironman has made available to Sun prior to the date of this Agreement true and complete copies (including all material amendments, modifications, extensions, renewals, schedules, exhibits or ancillary agreements with respect thereto), of:

(i)            each Contract that would be required to be filed by Ironman as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)            each Contract to which Ironman or any of the Ironman Subsidiaries is a party involving expected annual revenues or expected annual expenditures in excess of $5,000,000 in 2023;

(iii)            each Contract to which Ironman or any of the Ironman Subsidiaries is a party that restricts in any material respect the ability of Ironman or any of the Ironman Subsidiaries (A) to compete or engage in any line of business or with any Person in any geographical area, (B) to sell, supply or distribute any material Ironman Offering, use or enforce any material Intellectual Property Rights owned by or exclusively licensed to Ironman or any Ironman Subsidiary, (C) to solicit any (potential or actual) customer or supplier, or (D) that otherwise has the effect of materially restricting Ironman, the Ironman Subsidiaries or any of their respective affiliates (including Sun and its affiliates after the Effective Time) from the development, marketing or distribution of Ironman Offerings, in each case, in any geographic area;

(iv)            each Contract to which Ironman or any of the Ironman Subsidiaries is a party that is material and obligates Ironman or an Ironman Subsidiary to conduct business with any third party on a preferential or exclusive basis, or that includes “most favored nation” or similar provisions;

(v)            (A) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any Indebtedness of Ironman or any of the Ironman Subsidiaries in excess of $5,000,000 is outstanding or may be incurred, other than any such agreement between or among Ironman and one or more wholly owned Ironman Subsidiaries and (B) each Contract governing or amending, modifying, supplementing or otherwise relating to the Ironman Indenture (including any hedging obligations entered into in connection therewith);

(vi)            each partnership, joint venture or similar Contract to which Ironman or any of the Ironman Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the wholly owned Ironman Subsidiaries;

(vii)            each Contract to which Ironman or any of the Ironman Subsidiaries is a party that contains covenants, indemnities or other continuing obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the making by Ironman or any Ironman Subsidiary of future payments in excess of $5,000,000;

(viii)           each Contract pursuant to which Ironman or the Ironman Subsidiaries receives from any third party a license or similar right to any Intellectual Property Right material to Ironman and the Ironman Subsidiaries taken as a whole, and that are not (A) non-exclusive licenses granted in the ordinary course of business; (B) Contracts under which open source technology is licensed; or (C) Contracts with current or former employees and service providers that were entered into in the ordinary course of business;

(ix)            each Contract with a Governmental Entity to which Ironman or an Ironman Subsidiary is a party, and pursuant to which Ironman or an Ironman Subsidiary has any material future obligation other than the provision of Ironman Offerings in the ordinary course of business consistent with past practice; and

(x)            each Contract that gives any Person the right to acquire any material assets of Ironman or any Ironman Subsidiary (excluding ordinary course commitments to purchase Ironman products) after the date hereof.

Each agreement, understanding or undertaking of the type described in this Section 3.14(a) is referred to herein as an “Ironman Material Contract”.

(b)            Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have an Ironman Material Adverse Effect, (i) each Ironman Material Contract (including, for purposes of this Section 3.14(b), any Contract entered into after the date of this Agreement that would have been an Ironman Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Ironman or one of the Ironman Subsidiaries, as the case may be, and, to the Knowledge of Ironman, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity; (ii) each such Ironman Material Contract is in full force and effect; (iii) none of Ironman or any of the Ironman Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Ironman Material Contract and, to the Knowledge of Ironman, no other party to any such Ironman Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder; (iv) to the Knowledge of Ironman, each other party to an Ironman Material Contract has performed all material obligations required to be performed by it under such Ironman Material Contract; and (v) no party to any Ironman Material Contract has given Ironman or any of the Ironman Subsidiaries notice (whether written or oral) of its intention to cancel, terminate, change the scope of rights under or fail to renew any Ironman Material Contract and neither Ironman nor any of the Ironman Subsidiaries, nor, to the Knowledge of Ironman, any other party to any Ironman Material Contract, has repudiated (whether orally or in writing) any material provision thereof. No Ironman Material Contract can be reasonably expected to prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 3.15.      Intellectual Property.

(a)            Section 3.15(a) of the Ironman Disclosure Schedule sets forth a true, correct and complete list of all (i) Patents; (ii) Mark registrations and pending applications for Mark registrations; and (iii) material unregistered Marks included in the Owned Ironman IP.

(b)            Except as has not been and would not reasonably be expected to have a Material Adverse Effect with respect to Ironman, (i) Ironman, or the applicable Ironman Subsidiary, is the sole and exclusive owner of all right, title and interest in and to the Owned Ironman IP, free and clear of all Liens (other than Permitted Liens); and (ii) the material Ironman Licensed IP is validly licensed to Ironman or the applicable Ironman Subsidiary pursuant to written, valid agreements. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transaction contemplated by this Agreement will result in the termination or invalidity of any agreements pursuant to which the material Ironman Licensed IP is licensed to Ironman or the applicable Ironman Subsidiary.

(c)            The Ironman Offerings and Owned Ironman IP do not infringe, misappropriate, dilute or otherwise violate (and did not in the past infringe, misappropriate, dilute or otherwise violate) any Intellectual Property Right of any Person, except as has not been and would not reasonably be expected to have a Material Adverse Effect. Neither Ironman, nor any Ironman Subsidiary, has received any written notice of, and there are no proceedings pending or, to the Knowledge of Ironman, threatened that relate to (i) any alleged invalidity with respect to any of the Owned Ironman IP; or (ii) any alleged infringement or misappropriation of any Intellectual Property Rights of any third party by Ironman or any Ironman Subsidiary.

(d)            Ironman and the Ironman Subsidiaries have taken commercially reasonable measures to protect the confidentiality of any Owned Ironman IP that Ironman or the applicable Ironman Subsidiary considers to be a material trade secret. No prior or current employee or officer or any prior or current consultant or contractor of Ironman or any Ironman Subsidiary has asserted, or to the Knowledge of Ironman has claimed, any ownership in any Owned Ironman IP.

(e)            Section 3.15(e) of the Ironman Disclosure Schedule lists all Contracts, licenses or other arrangements in effect as of the date of this Agreement under which Ironman or an Ironman Subsidiary has licensed, granted or conveyed to any third party any right, title or interest in or to any of Owned Ironman IP (other than non-exclusive licenses granted to customers in the ordinary course of business) to a competitor of Ironman or any Ironman Subsidiary.

(f)            Except as set forth in Section 3.15(d), none of Ironman nor any Ironman Subsidiary is obligated to pay to any Person any material royalties, fees, commissions or other amounts for the use by Ironman or the Ironman Subsidiaries of any Intellectual Property Rights.

(g)            No Ironman Intellectual Property Right is subject to any Contract containing any covenant or other provision that limits or restricts in any material manner, taken as a whole the ability of Ironman (i) to make, use, import, sell, offer for sale or promote any Ironman Offerings anywhere in the world; or (ii) to use, exploit, assert or enforce any of the material Ironman Intellectual Property Rights anywhere in the world.

(h)            To the Knowledge of Ironman, no third party is challenging the right, title or interest of Ironman or an Ironman Subsidiary in, to or under, any Ironman Intellectual Property Rights, or the validity, enforceability or claim construction of any Patent included in the Registered Ironman Intellectual Property Rights. To the Knowledge of Ironman, there is no undisclosed opposition, cancellation, proceeding, or objection involving a third party, pending with regard to any of the Registered Ironman Intellectual Property Rights. Each of the officers, employees, contractors or consultants of Ironman or the Ironman Subsidiaries involved in the creation of their respective Intellectual Property Rights has executed and delivered to Ironman or the applicable Ironman Subsidiary an agreement regarding the protection of proprietary information. All current and former officers and employees of, and consultants and independent contractors to, Ironman or the Ironman Subsidiaries who have contributed to the creation or development of any material Ironman Intellectual Property Rights has executed a valid and enforceable written agreement with the Ironman or the applicable Ironman Subsidiary that assigns to Ironman or the applicable Ironman Subsidiary all rights, title and interest in and to any and all such Intellectual Property Rights and, to the extent applicable, irrevocably waives such Person’s moral rights in such Intellectual Property Rights.

(i)            The registration of any Registered Ironman Intellectual Property Right is subsisting and in full force and effect, and all necessary registration, maintenance and renewal fees currently due in connection with the same have been made and to the Knowledge of Sun all necessary documents, recordations and certificates in connection with the same have been filed with the relevant patent, copyright, trademark or other authorities in the United States or other jurisdictions, as the case may be, for the purposes of maintaining and renewing such right, except where the failure to take any such action (i) was deemed unnecessary in the ordinary course of business; or (ii) would not be material to Ironman’s business. No registration or application for any such Registered Ironman Intellectual Property Right is subject to any payments, maintenance fees, or taxes or filings or actions falling due, including without limitation the filing of an affidavit of use, renewal, response to an official action, or other action required to maintain, perfect, preserve, or renew such Registered Ironman Intellectual Property Rights which has not been made.

(j)            Ironman and the Ironman Subsidiaries are in material compliance with the terms and conditions of all licenses for the Open Source Software. Except as set forth in Section 3.15(j) of the Ironman Disclosure Schedule, Ironman and the Ironman Subsidiaries have not used Open Source Software in the Ironman Offerings in a manner that requires, that other Software incorporated into, derived from or distributed with such Open Source Software be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no charge.

(k)            Except as would not, individually or in the aggregate, reasonably be expected to have an Ironman Material Adverse Effect, each of Ironman and the Ironman Subsidiaries is in compliance, and has for the past three (3) years complied, with all applicable Ironman Data Protection Requirements. To the Knowledge of Ironman, the information technology assets and equipment of each of Ironman and the Ironman Subsidiaries (collectively, “Ironman IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the businesses of each of Ironman and the Ironman Subsidiaries as currently conducted. Each of Ironman and the Ironman Subsidiaries has, for the past (3) years, taken commercially reasonable steps designed to ensure that all Personal Data, Ironman Business Data, and Ironman IT Systems maintained by or on behalf of each of Ironman and the Ironman Subsidiaries are protected against loss and unauthorized access, use, modification or disclosure, and, to the Knowledge of Ironman, there have been no material incidents regarding the same that would require notification of individuals, law enforcement, or any Governmental Entity under any applicable Data Protection Law, or that would reasonably be expected to have, individually or in the aggregate, an Ironman Material Adverse Effect. In the past three (3) years, neither Ironman nor any of the Ironman Subsidiaries, has received written communication from any Governmental Entity that alleges that Ironman or any of the Ironman Subsidiaries is not in compliance with any Data Protection Laws, except as would not reasonably be expected to have, individually or in the aggregate, an Ironman Material Adverse Effect.

Section 3.16.      Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, an Ironman Material Adverse Effect, Ironman and the Ironman Subsidiaries (a) have marketable and valid title to all the real property reflected in the latest audited balance sheet included in the Ironman SEC Documents as being owned by Ironman or an Ironman Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Ironman Owned Properties”), free and clear of all material Liens, except Permitted Liens; and (b) have valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied by Ironman or the Ironman Subsidiaries as reflected in the latest audited statements included in such Ironman SEC Documents or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or have been terminated by Ironman or its Subsidiary) (such leasehold estates, collectively with the Ironman Owned Properties, the “Ironman Real Property”), free and clear of all material Liens, except for Permitted Liens, and no event or condition exists which constitutes or, after notice or lapse of time or both, would reasonably be expected to constitute, a material breach or default on the part of Ironman or any of the Ironman Subsidiaries, or to the knowledge of Ironman, any other party thereto, of or under any such lease, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have an Ironman Material Adverse Effect. There are no pending or, to the knowledge of Ironman, threatened condemnation proceedings against the Ironman Real Property, except as would not, individually or in the aggregate, reasonably be expected to have an Ironman Material Adverse Effect.

Section 3.17.      Tax.

(a)            Except as has not had, and would not reasonably be expected to have, an Ironman Material Adverse Effect, individually or in the aggregate:

(i)            Each of Ironman and the Ironman Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate and prepared in compliance in all respects with all applicable Laws. All Taxes (whether or not shown to be due on such Tax Returns) have been timely paid.

(ii)            Each of Ironman and the Ironman Subsidiaries has (A) timely withheld and paid to the appropriate Tax authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party and (B) otherwise complied with all applicable law relating to the withholding, collection, and remittance of Taxes (including information reporting requirements).

(iii)            No deficiency with respect to any Taxes has been proposed, asserted or assessed by a Governmental Entity against Ironman or any of the Ironman Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

(iv)            There is no audit, proceeding or investigation now pending against or with respect to Ironman or any of the Ironman Subsidiaries in respect of any Tax or Tax asset and neither Ironman nor any of the Ironman Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset.

(v)             No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by, or issued by any Tax authority with respect to any of, Ironman or the Ironman Subsidiaries which agreement or ruling would be effective after the Closing Date.

(vi)             There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Ironman or any of the Ironman Subsidiaries.

(vii)            Neither Ironman nor any Ironman Subsidiary has entered into or has been a “material advisor” with respect to any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local Law) or the Treasury Regulations thereunder.

(viii)           During the two (2) year period ending on the date of this Agreement, neither Ironman nor any Ironman Subsidiary was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(ix)             Neither Ironman nor any Ironman Subsidiary (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group the common parent of which was Ironman or any Ironman Subsidiary) or (ii) has any liability for the Taxes of any Person (other than Ironman or any Ironman Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(x)             In the past three (3) years, no written claims have been made by any Tax authority in a jurisdiction where Ironman or any Ironman Subsidiary does not file a Tax Return that Ironman or such Ironman Subsidiary is or may be subject to Taxation by that jurisdiction with respect to Taxes that would be the subject of such Tax Return, which claims have not been resolved or withdrawn.

(xi)             Neither Ironman nor any Ironman Subsidiary is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than (i) one that is included in a commercial Contract entered into in the ordinary course of business that is not primarily related to Taxes, or (ii) one the only parties to which are Ironman or other Ironman Subsidiaries).

(xii)            Ironman is, and has always been, treated as a corporation for U.S. federal income tax purposes. Section 3.17(a)(xii) of the Ironman Disclosure Schedule sets forth all elections made by Ironman or any Ironman Subsidiary pursuant to Treasury Regulations Section 301.7701-3.

(xiii)            Neither Ironman nor any of the Ironman Subsidiaries has taken advantage of any relief or Tax deferral provisions or any carryback of net operating losses or similar Tax items related to COVID-19 for Tax purposes whether federal, state, local or foreign, including the CARES Act.

(xiv)            The most recent financial statements contained in the Ironman SEC Documents reflect an adequate reserve for all Taxes payable by Ironman and the Ironman Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.

(xv)            Ironman and each Ironman Subsidiary is a Tax resident only in its jurisdiction of formation. Ironman and each Ironman Subsidiary is and has always been a non-Israeli resident company that has no activities, assets or a permanent establishment (within the meaning of an applicable Tax treaty) in Israel, and its activities are, and have always been controlled and managed outside of Israel. None of Ironman’s directors, officers, managers and general managers is an Israeli resident. To the Knowledge of Ironman, no more than 25% of the total number of all issued and outstanding shares of Ironman, in the aggregate, are held by any Persons who are Israeli residents for Tax purposes.

(b)            No Ironman Subsidiary which was not created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a)  (each, a “non-U.S. Ironman Subsidiary”) is or has ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code. Each non-U.S. Ironman Subsidiary is, and has been since formation, a Tax resident only in its jurisdiction of incorporation for Tax purposes and is not and has not been treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any jurisdiction other than its jurisdiction of incorporation.

(c)            Neither Ironman nor any Ironman Subsidiary has taken any action or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to cause Sun to be treated as (i) a Tax resident of any jurisdiction other than Israel following the Merger, (ii) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code or (iii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code after the Closing Date.

(d)            None of the outstanding options or warrants (if any) to purchase or acquire Ironman Common Stock (i) were issued by Ironman (or any current or former Ironman Affiliate) with an exercise price that was less than the fair value of the underlying Ironman Common Stock (or Subsidiary shares) for which the options or warrants were exercisable at the time such options or warrants were issued, (ii) are, or have ever been, properly treated as stock for U.S. federal income tax purposes, or (iii) were issued with terms such that a holder of such warrants could be reasonably expected to be economically compelled to exercise such warrants.

Section 3.18.      Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Ironman or any Ironman Subsidiary, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Ironman or any Ironman Subsidiary or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Ironman Common Stock (or an affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing) on the other hand, of the type required to be reported in any Ironman SEC Document pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so disclosed.

Section 3.19.      Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, an Ironman Material Adverse Effect, as of the date hereof, (a) all current, material insurance policies of Ironman and the Ironman Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither Ironman nor any of the Ironman Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, an Ironman Material Adverse Effect.

Section 3.20.      Brokers’ Fees and Expenses. Except as set forth on Section 3.20 of the Ironman Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Ironman.

Section 3.21.      Reorganization. Neither Ironman nor any of the Ironman Subsidiaries has taken any action or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to impede or prevent the transactions contemplated hereby, including the Merger and the exchange of Ironman Common Stock by the holders thereof for Sun Ordinary Shares, from qualifying for (a) the Intended U.S. Tax Treatment or (b) the exception provided under Treasury Regulations Section 1.367(a)-3(c) (other than with respect to an Excepted Stockholder).

Section 3.22.      Opinion of Financial Advisor. Ironman has received the opinion of Stifel, Nicolaus & Company Incorporated, the financial advisor of Ironman, in writing or orally (in which case such opinion will be subsequently confirmed in writing) to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications, limitations and other matters set forth in the written opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Ironman Common Stock (other than Ironman, any direct or indirect wholly-owned Ironman Subsidiary, or Sun or Merger Sub).

Section 3.23.      Stock Ownership. As of the date of this Agreement, neither Ironman nor any Ironman Subsidiary beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any shares of Capital Stock of Sun. None of Ironman or any of their respective “affiliates” or “associates” (as such term is defined in Section 203 of the DGCL (“Section 203”)) is, and was not at any time within the three (3) year period preceding the date hereof, an “interested stockholder” of Sun as such term is defined in Section 203. Assuming the accuracy of Sun’s representations and warranties set forth in Section 4.25, the Ironman Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby any Takeover Statute or any takeover or anti-takeover provision in the Ironman Certificate of Incorporation.

Section 3.24.      No Other Representations or Warranties. Except for the representations and warranties made by Sun in Article IV, Ironman acknowledges that none of Sun, the Sun Subsidiaries or any other Person on behalf of Sun makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement. In particular, without limiting the foregoing acknowledgement and disclaimer, neither Sun, Merger Sub, nor any other Person makes or has made any representation or warranty to Ironman or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Sun, Merger Sub, any Sun Subsidiary or their respective businesses; or (b) except for the representations and warranties made by Sun in Article IV, any oral or written information presented to Ironman or any of its Affiliates or Representatives in the course of their due diligence investigation of Sun and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

Article IV

REPRESENTATIONS AND WARRANTIES OF SUN AND MERGER SUB

Sun represents and warrants to Ironman that the statements contained in this Article IV are true and correct except to the extent disclosed in (i) any Sun SEC Documents filed or furnished with the SEC during the three (3) year period prior to the date of this Agreement and publicly available prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding, in each case, any predictive, cautionary or forward looking disclosures including those contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature); or (ii) the disclosure schedules delivered by Sun to Ironman at or before the execution and delivery by Sun of this Agreement (the “Sun Disclosure Schedules”) with such disclosure qualifying the representation or warranty only to the extent it makes reference to a specific section or sub-section of this Article IV, or that it is reasonably apparent on the face of the disclosure that such disclosure qualifies or applies to another section or sub-section of this Article IV.

Section 4.1.      Organization, Standing and Power. Each of Sun and each Sun Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Sun Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Sun Material Adverse Effect. Each of Sun and the Sun Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Sun Permits”), except where the failure to have such power or authority or to possess Sun Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Sun Material Adverse Effect. Each of Sun and the Sun Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Sun Material Adverse Effect. Sun has delivered or made available to Ironman, prior to execution of this Agreement, a true and complete copy of the articles of association of Sun (the “Current Sun Articles”) and the memorandum of association of Sun, in each case in effect as of the date of this Agreement. Such Current Sun Articles and memorandum of association of Sun are in full force and effect and Sun is not, and has not been, in violation of any of the provisions of its Current Sun Articles. Sun is not a “breaching company” as such term is defined under the Israeli Companies Law, and no Sun Subsidiary which is incorporated under the Laws of Israel, is a “breaching company” as such term is defined under the Israeli Companies Law to the extent that such status of a Sun Subsidiary would not reasonably be expected to have a Sun Material Adverse Effect.

Section 4.2.      Issuance of Sun Shares; Merger Sub. All of the Sun Ordinary Shares to be issued in the Merger pursuant to this Agreement and delivered pursuant hereto will, at such times, be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Merger Sub has not engaged in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement and the other agreements and instruments contemplated hereby and has no assets or liabilities except as necessary for such purpose.

Section 4.3.      Sun Subsidiaries. Section 4.3 of the Sun Disclosure Schedule sets forth the name and jurisdiction of organization of each Sun Subsidiary and the name of all holders of all Capital Stock of each Sun Subsidiary. The outstanding shares of Capital Stock in each Sun Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Sun, by another Sun Subsidiary or by Sun and another Sun Subsidiary, free and clear of all material Liens, other than Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such Capital Stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.

Section 4.4. Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of Sun consists of: (i) 180,000,000 ordinary shares, with a nominal amount of NIS 0.01 each (the “Sun Ordinary Shares”), of which 67,086,000 Sun Ordinary Shares were issued and outstanding as of the date of this Agreement.

(b)            As of the date of this Agreement: (i) 1,613,068 Sun Ordinary Shares are subject to issuance pursuant to outstanding options under the Stratasys Ltd. 2012 Omnibus Equity Incentive Plan, as amended and the Stratasys Ltd. 2022 Share Incentive Plan, as amended, respectively (the “Sun Options” and the “Sun Equity Plans”, as applicable); (ii) 4,033,336 Sun Ordinary Shares are subject to restricted stock units under the Sun Equity Plans (the “Sun RSUs”, and together with the Sun Options, the “Sun Equity Awards”); (iii) 5,646,394 Sun Ordinary Shares are reserved for future Sun Equity Awards under the Sun Equity Plans; (iv) 249,570 Sun Ordinary Shares are reserved for issuance upon exercise of purchase rights under the Stratasys Ltd. 2021 Employee Share Purchase Plan (the “Sun ESPP”); and (v) a maximum of 5,200,000 Sun Ordinary Shares could be delivered pursuant to the Sun ESPP upon exercise of the outstanding purchase rights, based on the closing price of a Sun Ordinary Share at the beginning of the Offering Period (as defined in the Sun ESPP) in effect on the date of this Agreement and the Sun ESPP participants’ elections as of the date of this Agreement. Sun has delivered or made available to Ironman or its counsel copies of the Sun Equity Plans covering all of the Sun Equity Awards outstanding as of the date of this Agreement, the Sun ESPP, and the forms of stock option agreement or restricted stock unit grant agreement, as applicable, evidencing such Sun Equity Awards. All Sun Equity Awards were validly granted and properly and duly approved by Sun.

(c)            Except as described in Section 4.4(a) and for options, rights, securities, instruments, obligations and plans referred to in Section 4.4(b), and except for the rights issued under the Sun Rights Plan, as of the date of this Agreement, there is no: (i) issued or outstanding Capital Stock of Sun; (ii) outstanding subscription, option, call, warrant or right to acquire any shares of the capital stock of Sun or any Sun Subsidiary; or (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock of Sun or a Sun Subsidiary, or under which Sun or a Sun Subsidiary is or may become obligated to sell or otherwise issue any shares of its Capital Stock or any other securities.

(d)            The authorized capital stock of Merger Sub consists of 100,000 shares of common stock, par value $0.0001 per share, 10,000 of which are issued and outstanding as of the date of this Agreement and held by Sun. All of the outstanding shares of Merger Sub common stock have been duly authorized and validly issued, and are fully paid and nonassessable.

(e)            There are no voting trusts or other Contracts to which Sun or any Sun Subsidiary is a party or, to the Knowledge of Sun to which any other Person is a party, with respect to the voting or registration of any shares of, or other equity interest in, Sun or any Sun Subsidiary.

Section 4.5.      Authority; Execution and Delivery; Enforceability.

(a)            Sun and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the Merger and the transactions contemplated by this Agreement, subject to the receipt of the Sun Shareholders Approval. The Sun Board (or, if appropriate, any committee thereof), at a meeting duly called and held in compliance with the requirements of Israeli Companies Law and the Current Sun Articles, has adopted resolutions, by unanimous vote of all directors (i) approving the execution, delivery and performance of this Agreement and the consummation of the Merger upon the terms and subject to the conditions contained herein; (ii) recommending that Sun Amended Articles of Association be approved by Sun’s shareholders as the articles of association of Sun; (iii) determining that entering into this Agreement is in the best interests of Sun and its shareholders; (iv) declaring this Agreement and the transactions contemplated by this Agreement advisable; (v) recommending that Sun’s shareholders vote in favor of the matters detailed in the definition of Sun Shareholder Approval and directing that such matters be submitted to Sun’s shareholders for approval at the Sun Shareholders’ Meeting; and (vi) approving the filing of the Form F-4. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Sun Shareholder Approval, no other corporate proceedings on the part of Sun are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). Sun and Merger Sub have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Ironman, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of them in accordance with its terms.

(b)            The affirmative votes of the holders of a majority of the outstanding Sun Ordinary Shares as of the record date for the Sun Shareholders’ Meeting, represented at a general meeting of Sun in person or by proxy and voting thereon, approving (i) an increase of the authorized share capital of Sun (by such amount as is at least sufficient to permit the issuance of the Sun Ordinary Shares issuable upon consummation of the Merger); (ii) the adoption of the Sun Amended Articles of Association as the articles of association of Sun with effect from immediately prior to the Effective Time; (iii) the directors and officers insurance policy to be procured (or extended) by Sun for the benefit of the members of the Combined Company Board as well as indemnification agreements with respect to Ironman Designees (to the extent not otherwise covered thereby); (iv) appointing the persons designated pursuant to Section 6.12(b) as members of the Combined Company Board, and (v) the issuance of the Sun Ordinary Shares issuable upon consummation of the Merger (collectively, the “Sun Shareholder Approval”), are the only votes of the holders of any class or series of Sun’s Capital Stock necessary to approve this Agreement, the Merger and the consummation of the other transactions contemplated hereby.

Section 4.6.      No Conflicts; Consents.

(a)            The execution and delivery by Sun of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a requirement to obtain any Consent or a right of payment, termination, cancellation or acceleration of any obligation, any obligation to make or to enable any third party to make, an offer to purchase or redeem any Indebtedness or Capital Stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Sun or any Sun Subsidiary, or give any Person the ability to materially delay or impede the ability of Sun to consummate the Merger, under, any provision of (i)  the Current Sun Articles or the comparable charter or organizational documents of any Sun Subsidiary (assuming that the Sun Shareholder Approval is obtained); (ii) any Contract to which Sun or any Sun Subsidiary is a party or by which any of their respective properties or assets is bound and which would be considered a Sun Material Contract or that would otherwise reasonably be expected to be material to Sun and the Sun Subsidiaries, taken as a whole; or (iii) subject to the filings and other matters referred to in Section 4.6(b), any Judgment or Law, in each case, applicable to Sun or any Sun Subsidiary or their respective properties or assets (assuming that the Sun Shareholder Approval is obtained), except for such Judgments or Laws that would not reasonably be expected to have a Sun Material Adverse Effect.

(b)            No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to Sun or any Sun Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC and declaration of effectiveness under the Securities Act, of the registration statement on Form F-4 in connection with the issuance by Sun of the Merger Consideration (the “Form F-4”); and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act, and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) compliance with and filings under the HSR Act, the DPA and such other compliance, Consents, registrations, declarations, notices or filings as are required to be observed, made or obtained under any foreign antitrust, competition, investment, trade regulation or similar Laws, including submission of the notice required under 22 C.F.R. section 122.4(b) of the International Traffic in Arms Regulations; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Sun and Ironman are qualified to do business; (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration; (v)  such filings with NASDAQ and the NYSE as are required in connection with the Merger, the listing of the Merger Consideration and the other transactions contemplated hereby; and (vi) such other Consents the absence of which would not, individually or in the aggregate, have had and would not reasonably be expected to have a Sun Material Adverse Effect or prevent or materially delay the consummation of the Merger, and (vii) such other notices or filings required under the Israeli Companies Law with respect to the consummation of the Merger, including the issuance of the Merger Consideration, the adoption of the Sun Amended Articles of Association as the articles of association of Sun with effect from immediately prior to the Effective Time and the appointment of the persons designated pursuant to Section 6.12(b) as members of the Combined Company Board.

Section 4.7.      SEC Documents; Undisclosed Liabilities.

(a)            During the past three (3) years, Sun has filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “Sun SEC Documents”).

(b)            Each of the Sun SEC Documents (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or the time at which it became effective, as the case may be, complied as to form in all material respects with the requirements of SOX and the Exchange Act or the Securities Act or the Israeli Securities Law (where applicable), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Sun SEC Document; and (ii) did not at the time it was filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or at the time at which it became effective, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Sun included in the Sun SEC Documents complied, at the time they were filed, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Sun and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). As of the date of this Agreement, (i) there are no outstanding unresolved comments with respect to Sun or the Sun SEC Documents filed with the SEC or ISA noted in comment letters or, to the Knowledge of Sun, other correspondence received by Sun or its attorneys from the SEC or ISA and (ii) to the Knowledge of Sun, there are no pending formal or informal investigations of Sun by the SEC or ISA. Sun is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(c)            Except (i) as reflected or reserved against in Sun’s consolidated balance sheet as of March 31, 2023 (or the notes thereto) as included in the Sun SEC Documents; (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2023 or in connection with or contemplated by this Agreement; and (iii) for liabilities and obligations that, individually or in the aggregate, have not had or would not reasonably be expected to be material to Sun and the Sun Subsidiaries, taken as a whole, neither Sun nor any Sun Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, due or to become due, contingent or otherwise).

(d)            Neither Sun nor any of the Sun Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Sun and any of the Sun Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or (ii) any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Sun or any of the Sun Subsidiaries in Sun’s or such Sun Subsidiary’s published financial statements or the Sun SEC Document.

(e)            Since March 31, 2023, none of Sun, Sun’s independent accountants, or the Sun Board (or the audit committee of the Sun Board) has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Sun, (ii) “material weakness” in the internal controls over financial reporting of Sun or (iii) fraud, whether or not material, that involves management or other employees of Sun who have a significant role in the internal controls over financial reporting of Sun. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(f)            Sun maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of Sun’s assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Sun’s receipts and expenditures are being made only in accordance with authorizations of Sun’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Sun’s assets that could have a material effect on Sun’s financial statements. Except as described in the Sun SEC Documents, (1) as of March 31, 2023, there were no material weaknesses in Sun’s internal control over financial reporting (whether or not remediated) and (2) since March 31, 2023, there has been no change in Sun’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Sun’s internal control over financial reporting.

(g)            The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Sun are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Sun in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Sun, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Sun to make the certifications required under the Exchange Act with respect to such reports.

(h)            Sun has made available to Ironman or its advisors true and complete copies of all written comment letters from the staff of the SEC during the last three (3) years prior to the date of this Agreement relating to the Sun SEC Documents and all written responses of Sun thereto through the date of this Agreement other than with respect to requests for confidential treatment. To the Knowledge of Sun, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Sun.

Section 4.8.      Information Supplied. None of the information supplied or to be supplied by Sun for inclusion or incorporation by reference in the Form F-4 or the Joint Proxy Statement will, with respect to the Form F-4 at the time the Form F-4 or any amendment or supplement thereto is declared effective under the Securities Act and with respect to the Joint Proxy Statement at the time of the filing and at the time of the Sun Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Form F-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Sun with respect to statements made or incorporated by reference therein based on information supplied by Ironman for inclusion or incorporation by reference therein. The NASDAQ listing application will comply as to form in all material respects with the requirements of NASDAQ, except that no representation is made by Sun with respect to statements made or incorporated by reference therein based on information supplied by Ironman for inclusion or incorporation by reference therein.

Section 4.9.      Absence of Certain Changes or Events.

(a)            Since March 31, 2023 through the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Sun Material Adverse Effect.

(b)            Since March 31, 2023 through the date of this Agreement, except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the transaction contemplated by this Agreement, each of Sun and the Sun Subsidiaries has conducted its respective business in the ordinary course consistent with past practice, in all material respects.

(c)            Since March 31, 2023 through the date of this Agreement, neither Sun nor any of the Sun Subsidiaries has taken any action, except as set forth in Section 4.9(c) of the Sun Disclosure Schedule, that, if taken after the date hereof, would constitute a breach of, or require the consent of Ironman under, Section 5.2(b).

Section 4.10.      Employee Benefit Plans.

(a)            Section 4.10(a) of the Sun Disclosure Schedule sets forth a complete and accurate list of each material Sun Benefit Plan. For the purposes of this Agreement, “Sun Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and whether or not for employees or service providers in the United States or outside of the United States, and each bonus, stock, stock option or other equitybased compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-incontrol, profit sharing, provident funds (including pension funds, managers’ insurance policies, further education funds or other similar funds), vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current or former employees or service providers (or any dependent or beneficiary thereof) of Sun or any Sun Subsidiary or any of their ERISA Affiliates and with respect to which Sun or any Sun Subsidiary has or may have any obligation or liability (whether actual or contingent), but excluding any plan, program, agreement, contract, policy or arrangement sponsored by a Governmental Entity. Notwithstanding the foregoing, Section 4.10(a) of the Sun Disclosure Schedule need not identify an employment agreement or offer letter if such employment agreement or offer letter (x) relates to an employee whose annual base salary does not exceed $350,000 or (y) (A) relates to an employee working outside the United States, and (B) does not provide any severance or notice period in excess of 90 days or such longer period as may be required by applicable Law. With respect to each material Sun Benefit Plan, Sun has made available to Ironman or its advisors (other than Sun SEC Documents) correct and complete copies of, in each case, to the extent applicable, (i) summary plan descriptions, summaries of material modifications, and/or amendments related to such plans and any related trust agreement, (ii) the most recent financial statement and actuarial valuation, (iii) all material, non-routine filings and correspondence in the past three (3) years with any Governmental Entity, (iv) all material non-routine related agreements, insurance contracts and other agreements which implement each such Sun Benefit Plan and (v) all material, non-routine records, notices and filings concerning any Governmental Entity audits or investigations.

(b)            Each of the Sun Benefit Plans has, in all material respects, been operated, administered and funded in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder. No liability under Title IV of ERISA has been incurred by Sun, the Sun Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Knowledge of Sun, no condition exists that is likely to cause Sun, any Sun Subsidiary or any of their ERISA Affiliates to incur any such liability. Except as has not had and does not constitute a Sun Material Adverse Effect, all contributions or other amounts payable by Sun or the Sun Subsidiaries pursuant to each Sun Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. There are no pending, or to the Knowledge of Sun, threatened material claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Sun Benefit Plans or any trusts related thereto.

(c)            No Sun Benefit Plan is, and neither Sun, a Sun Subsidiary nor any ERISA Affiliate thereof contributes to, within the previous six (6) years contributed to, presently contributes to or has any liability or obligation, whether fixed or contingent, with respect to (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) voluntary employee benefit association under Section 501(a)(9) of the Code, or (iv) multiple employer plan, as described in Section 413(c) of the Code. No Sun Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Sun, the Sun Subsidiaries and each of their ERISA Affiliates are in compliance with the applicable requirements of Section 4980B of the Code and any similar state law in all material respects. Sun and the Sun Subsidiaries are in compliance with the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, in all material respects.

(d)            No Sun Benefit Plan provides health or welfare benefits coverage, including life insurance or medical benefits (whether or not insured), with respect to current or former service providers beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other Law, the full cost of which is borne by the applicable service provider or such service provider’s dependents or beneficiaries.

(e)            (i) Each of the Sun Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or may rely on a preapproved opinion letter as to its qualification and (ii) to the Knowledge of Sun, there are no existing circumstances or any events that have occurred that would reasonably be expected to materially and adversely affect the qualified status of any such plan. Each such favorable determination letter or opinion letter has been provided or made available to Ironman or its advisors.

(f)            Except as set forth in Section 4.10(f) of the Sun Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transaction contemplated by this Agreement (either alone or in conjunction with any other event), will or would reasonably be expected to (i) result in any payment (including severance and unemployment compensation, forgiveness of Indebtedness or otherwise) or benefit becoming due to any current or former service provider of Sun or a Sun Subsidiary under any Sun Benefit Plan or otherwise; (ii) increase any benefits or the compensation otherwise payable under any Sun Benefit Plan; (iii) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits or any forgiveness of Indebtedness; (iv) result in any breach or violation of, or default under or limit Sun’s or any Sun Subsidiary’s right to amend, modify, terminate or transfer the assets of, any Sun Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g)            Each Sun Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code and applicable guidance thereunder or an available exemption therefrom.

(h)            Neither Sun nor any Sun Subsidiary is a party to, and does not have any material obligation under any Sun Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(i)            Except as would not, individually or in the aggregate, reasonably be expected to constitute a Sun Material Adverse Effect, each Sun Benefit Plan, if any, which is maintained outside of the United States (a “Sun Foreign Benefit Plan”) (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Sun Foreign Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that is intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions. Except as set forth in Section 4.10(i) of the Sun Disclosure Schedule or as required by Law, no Sun Foreign Benefit Plan is a defined benefit pension, superannuation, seniority premium, termination indemnity, provident fund, gratuity, long-service, jubilee or similar plan or arrangement.

(j)            Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Sun Material Adverse Effect, with respect to all Sun Foreign Benefit Plans operated in the State of Israel (A) all contributions to managers insurance and/or pension funds, as required under applicable agreements or by Law, have been duly made; (B) all allocations required to be made under Section 14 of the Israeli Severance Pay Law – 1963 have been duly made; (C) all actual or contingent obligations of Sun or any Sun Subsidiary to provide severance pay to employees employed in Israel and required under Law or by agreement to be funded have been satisfied or fully funded, and all other severance obligations have been properly accrued on the consolidated financial statements of Sun included in the Sun SEC Document; and (D) all amounts that Sun or any Sun Subsidiary is legally or contractually required either (1) to deduct from the salaries of any employee employed in Israel and/or to transfer or pay to or for such employees’ pension fund, provident fund, managers’ insurance, life insurance, disability insurance, continuing education fund (to the extent required) or other similar fund or (2) to withhold from such employees’ salaries and to pay any Governmental Entity as required by Law have been duly deducted, transferred, paid and withheld, and neither Sun nor any Sun Subsidiary has any outstanding obligations to make any such deduction, transfer, withholding or payment.

Section 4.11.      Labor Matters.

(a)            Neither Sun nor any Sun Subsidiary is a party to, or bound by, any Collective Bargaining Agreement. Except for extension orders, which generally apply to all employees in Israel, no extension orders apply to Sun and no employee of Sun benefits from any such extension orders. Neither Sun nor any Sun Subsidiary is, nor has it during the last three (3) years been, subject to a strike or work stoppage and to the Knowledge of Sun, there is no pending strike or work stoppage involving Sun or any Sun Subsidiary. There are no labor organizations representing, and to the Knowledge of Sun there are no labor organizations purporting to represent or seeking to represent, any of Sun’s or any Sun Subsidiary’s employees. There are no, and during the last three (3) years there have been no, organizational campaigns, petitions, or other unionization activities with respect to the formation of a collective bargaining unit made or, to the Knowledge of Sun, threatened involving employees of Sun or any Sun Subsidiary.

(b)            Sun and each Sun Subsidiary is, and during the last three (3) years has been, in compliance with all applicable Laws relating to employment, including labor, employment, termination of employment, fringe benefits, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, harassment, discrimination, retaliation, payment of social security, exempt and non-exempt status, remote work, restrictive covenants, compensation and benefits, wages and hours of work, overtime, working during rest days, notices to employees, COVID-19 Measures, engagement of service providers, enforcement of labor laws, obligations to provide statutory severance pay under the Israeli Severance Pay Law-1963 and vacation pursuant to the Israeli Annual Leave Law-1951, and the Worker Adjustment and Retraining Notification Act of 1988, as amended, in each case except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.

(c)            No current or former employee, consultant, or independent contractor of Sun or any Sun Subsidiary has violated any confidentiality or proprietary information agreement or any restrictive covenant agreements, except for such violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect, there are no proceedings pending, and as of the date of this Agreement neither Sun nor any Sun Subsidiary intends to bring any proceedings, against any current or former employee, consultant, or independent contractor of Sun or any Sun Subsidiary for alleged violations of any confidentiality or proprietary information agreement or any restrictive covenant agreements.

(d)            During the last three (3) years, no written material allegations of harassment, discrimination, sexual assault or sexual misconduct have been made against Sun or, to Sun’s Knowledge, any of the Sun Subsidiaries or involving any current or former management-level employee of Sun or any of the Sun Subsidiaries, and neither Sun nor any of the Sun Subsidiaries have entered into any settlement agreements as a result of any written allegations of harassment, discrimination, sexual assault or sexual misconduct with any current or former management-level employee.

Section 4.12.      Litigation. Except as set forth in Section 4.12 of Sun Disclosure Schedules, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Sun, threatened against Sun or any Sun Subsidiary, or any properties or assets of Sun or any Sun Subsidiary, before or by any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, and, in the case of any such claims for damages, seek damages, in each case (or in any group of related claims, actions, suits, proceedings or investigations, or that arise from similar matters or circumstances), in excess of $1,000,000, or that seeks to prevent or restrict any part of the operation by Sun of its business or use of its assets or that in any manner seeks to prevent, enjoin, alter, or materially delay the Merger or any of the other transactions contemplated hereby, other than claims, actions, suits, proceedings or investigations covered by one or more insurance policies as to which the insurer or insurers have indicated their intentions in writing to defend and pay in the aggregate damages up to the amount claimed.

Section 4.13. Compliance with Applicable Laws.

(a)            Sun and the Sun Subsidiaries are in compliance in all material respects with all applicable Laws and Sun Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity. No action, demand or investigation by or before any Governmental Entity is pending or, to the Knowledge of Sun, threatened alleging that Sun or a Sun Subsidiary is not in material compliance with any applicable Law or Sun Permit or which challenges or questions the validity of any rights of the holder of any Sun Permit.

(b)            Sun is, and for the past five (5) years has been, in compliance with and has not been and is not in violation of any International Trade Law, Sanctions or Anti-Corruption Law except, in each case, where such violation, or failure to be in compliance, is not material to Sun and the Sun Subsidiaries, taken as a whole. Neither Sun nor any Sun Subsidiary has received any actual or threatened order, notice, or other communication from any Governmental Entity of any actual or potential material violation or material failure to comply with any International Trade Law, Sanctions or Anti-Corruption Law.

(c)            Without limiting the generality of the foregoing, neither Sun, the Sun Subsidiaries, nor, to Sun’s Knowledge, any of Sun’s or the Sun Subsidiaries’ respective directors, officers or employees acting on behalf of Sun or any Sun Subsidiary, respectively, is a Sanctioned Person. To the Knowledge of Sun, neither Sun, the Sun Subsidiaries, nor any of Sun’s or the Sun Subsidiaries’ respective directors, officers or employees acting on behalf of Sun or any Sun Subsidiary, respectively, is or has been, in the past five (5) years, engaged in dealings or transactions in or involving Sanctioned Countries or Sanctioned Persons.

(d)            For the past five (5) years, none of Sun, a Sun Subsidiary, any of their respective directors and officers, nor to the Knowledge of Sun, any other stockholder, employee, agent or other Person acting on behalf of Sun or a Sun Subsidiary (i) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (ii) made any direct or indirect unlawful payment to any foreign or public or domestic government official or employee from corporate funds in violation of Anti-Corruption Laws; or (iii) has accepted or received any unlawful contributions, payments, gifts or expenditures.

(e)            Sun and each Sun Subsidiary maintain and enforce policies and procedures reasonably designed to promote compliance with International Trade Laws, Sanctions, and Anti-Corruption Laws.

Section 4.14.      Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Sun Material Adverse Effect:

(a)            Sun and the Sun Subsidiaries are now, and have been in the last three (3) years, in compliance with all Environmental Laws, and neither Sun nor any Sun Subsidiary has received any written communication from a Person that alleges that Sun or any Sun Subsidiary is in violation of, or has liability or obligations under, any Environmental Law or any Permit issued pursuant to Environmental Law;

(b)            Sun and the Sun Subsidiaries have obtained and are in compliance with all Permits required to be obtained pursuant to any Environmental Law applicable to Sun, the Sun Subsidiaries and the real properties of Sun and all such Permits are valid, in good standing and will not, to Sun’s Knowledge, be subject to modification or revocation as a result of the transactions contemplated by this Agreement;

(c)            there are no Environmental Claims pending or, to the Knowledge of Sun, threatened against Sun or any of the Sun Subsidiaries, nor is Sun or any of the Sun Subsidiaries aware of any basis for such Environmental Claim;

(d)            to Sun’s Knowledge, there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against (i) Sun or any of the Sun Subsidiaries, or (ii) against any Person whose liabilities for such Environmental Claims Sun or any of the Sun Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(e)            neither Sun nor any of the Sun Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Sun or any of the Sun Subsidiaries.

Section 4.15. Contracts.

(a)            Section 4.15(a) of the Sun Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list, and Sun has made available to Ironman prior to the date of this Agreement true and complete copies (including all material amendments, modifications, extensions, renewals, schedules, exhibits or ancillary agreements with respect thereto), of:

(i)            each Contract that would be required to be filed by Sun as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)            each Contract to which Sun or any of the Sun Subsidiaries is a party involving expected annual revenues or expected annual expenditures in excess of $5,000,000 in 2023;

(iii)            each Contract to which Sun or any of the Sun Subsidiaries is a party that restricts in any material respect the ability of Sun or any of the Sun Subsidiaries (A) to compete or engage in any line of business or with any Person in any geographical area, (B) to sell, supply or distribute any material Sun Offering use or enforce any material Intellectual Property Rights owned by or exclusively licensed to Sun or any Sun Subsidiary, (C) to solicit any (potential or actual) customer or supplier, or (D) that otherwise has the effect of materially restricting Sun, the Sun Subsidiaries or any of their respective affiliates from the development, marketing or distribution of Sun Offerings, in each case, in any geographic area;

(iv)            each Contract to which Sun or any of the Sun Subsidiaries is a party that is material and obligates Sun or a Sun Subsidiary to conduct business with any third party on a preferential or exclusive basis, or that includes “most favored nation” or similar provisions;

(v)            each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any Indebtedness of Sun or any of the Sun Subsidiaries in excess of $5,000,000 is outstanding or may be incurred, other than any such agreement between or among Sun and one or more wholly owned Sun Subsidiaries;

(vi)            each partnership, joint venture or similar Contract to which Sun or any of the Sun Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the wholly owned Sun Subsidiaries;

(vii)            each Contract relating to which Sun or any of the Sun Subsidiaries is a party that contains covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the making by Sun or any Sun Subsidiary of future payments in excess of $5,000,000;

(viii)            each Contract pursuant to which Sun or the Sun Subsidiaries receives from any third party a license or similar right to any Intellectual Property Right material to Sun and the Sun Subsidiaries taken as a whole, and that are not (A) non-exclusive licenses granted in the ordinary course of business; or (B) Contracts under which open source technology is licensed; or (C) Contracts with current or former employees and service providers that were entered into in the ordinary course of business;

(ix)            each Contract with a Governmental Entity to which Sun or a Sun Subsidiary is a party, and pursuant to which Sun or a Sun Subsidiary has any material future obligation other than the provision of Sun Offerings in the ordinary course of business consistent with past practice; and

(x)            each Contract that gives any Person the right to acquire any material assets of Sun or any Sun Subsidiary (excluding ordinary course commitments to purchase Sun products) after the date hereof.

Each agreement, understanding or undertaking of the type described in this Section 4.15(a) is referred to herein as a “Sun Material Contract”.

(b)            Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Sun Material Adverse Effect, (i) each Sun Material Contract (including, for purposes of this Section 4.15(b), any Contract entered into after the date of this Agreement that would have been a Sun Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Sun or one of the Sun Subsidiaries, as the case may be, and, to the Knowledge of Sun, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity; (ii) each such Sun Material Contract is in full force and effect; (iii) none of Sun or any of the Sun Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Sun Material Contract and, to the Knowledge of Sun, no other party to any such Sun Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder; (iv) to the Knowledge of Sun, each other party to a Sun Material Contract has performed all material obligations required to be performed by it under such Sun Material Contract; and (v) no party to any Sun Material Contract has given Sun or any of the Sun Subsidiaries notice (whether written or oral) of its intention to cancel, terminate, change the scope of rights under or fail to renew any Sun Material Contract and neither Sun nor any of the Sun Subsidiaries, nor, to the Knowledge of Sun, any other party to any Sun Material Contract, has repudiated (whether orally or in writing) any material provision thereof. No Sun Material Contract can be reasonably expected to prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 4.16.      Intellectual Property.

(a)            Section 4.16(a) of the Sun Disclosure Schedule sets forth a true, correct and complete list of all (i) Patents; (ii) Mark registrations and pending applications for Mark registrations; and (iii) material unregistered Marks included in the Owned Sun IP.

(b)            Except as has not been and would not reasonably be expected to have a Material Adverse Effect with respect to Sun, (i) Sun, or the applicable Sun Subsidiary, is the sole and exclusive owner of all right, title and interest in and to the Owned Sun IP, free and clear of all Liens (other than Permitted Liens); and (ii) the material Sun Licensed IP is validly licensed to Sun or the applicable Sun Subsidiary pursuant to written, valid agreements. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transaction contemplated by this Agreement will result in the termination or invalidity of any agreements pursuant to which the material Sun Licensed IP is licensed to Sun or the applicable Sun Subsidiary.

(c)            The Sun Offerings and Owned Sun IP do not infringe, misappropriate, dilute or otherwise violate (and did not in the past infringe, misappropriate, dilute or otherwise violate) any Intellectual Property Rights of any Person, except as has not been and would not reasonably be expected to have a Material Adverse Effect. Neither Sun, nor any Sun Subsidiary, has received any written notice of and there are no proceedings pending or, to the Knowledge of Sun, threatened that relate to (i) any alleged invalidity with respect to any of the Owned Sun IP; or (ii) any alleged infringement or misappropriation of any Intellectual Property Rights of any third party by Sun or any Sun Subsidiary.

(d)            Sun and the Sun Subsidiaries have taken commercially reasonable measures to protect the confidentiality of any Owned Sun IP that Sun or the applicable Sun Subsidiary considers to be a material trade secret. No prior or current employee or officer or any prior or current consultant or contractor of Sun or any Sun Subsidiary has asserted, or to the Knowledge of Sun has claimed, any ownership in any Owned Sun IP.

(e)            Section 4.16(e) of the Sun Disclosure Schedule lists all Contracts, licenses or other arrangements in effect as of the date of this Agreement under which Sun or a Sun Subsidiary has licensed, granted or conveyed to any third party any right, title or interest in or to any of Owned Sun IP (other than non-exclusive licenses granted to customers in the ordinary course of business) to a competitor of Sun or any Sun Subsidiary.

(f)            Except as set forth in Section 4.16(f), none of Sun nor any Sun Subsidiary is obligated to pay to any Person any material royalties, fees, commissions or other amounts for the use by Sun or the Sun Subsidiaries of any Intellectual Property Rights.

(g)            No Sun Intellectual Property Right is subject to any Contract containing any covenant or other provision that limits or restricts in any material manner, taken as a whole, the ability of Sun (i) to make, use, import, sell, offer for sale or promote any Sun offerings anywhere in the world; or (ii) to use, exploit, assert or enforce any of the material Sun Intellectual Property Rights anywhere in the world.

(h)            To the Knowledge of Sun, no third party is challenging the right, title or interest of Sun or a Sun Subsidiary in, to or under, any Sun Intellectual Property Rights, or the validity, enforceability or claim construction of any Patent included in the Registered Sun Intellectual Property Rights. To the Knowledge of Sun, there is no undisclosed opposition, cancellation, proceeding, or objection involving a third party, pending with regard to any of the Registered Sun Intellectual Property Rights. Each of the officers, employees, contractors or consultants of Sun or the Sun Subsidiaries involved in the creation of their respective Intellectual Property Rights has executed and delivered to Sun or the applicable Sun Subsidiary an agreement regarding the protection of proprietary information. All current and former officers and employees of, and consultants and independent contractors to, Sun or the Sun Subsidiaries who have contributed to the creation or development of any material Sun Intellectual Property Rights has executed a valid and enforceable written agreement with the Sun or the applicable Sun Subsidiary that assigns to Sun or the applicable Sun Subsidiary all rights, title and interest in and to any and all such Intellectual Property Rights and, to the extent applicable, irrevocably waives such Person’s moral rights in such Intellectual Property Rights.

(i)            The registration of any Registered Sun Intellectual Property Right is subsisting and in full force and effect, and all necessary registration, maintenance and renewal fees currently due in connection with the same have been made and to the Knowledge of Sun all necessary documents, recordations and certificates in connection with the same have been filed with the relevant patent, copyright, trademark or other authorities in the United States or other jurisdictions, as the case may be, for the purposes of maintaining and renewing such right, except where the failure to take any such action (i) was deemed unnecessary in the ordinary course of business; or (ii) would not be material to Sun’s business. No registration or application for any such Registered Sun Intellectual Property Right is subject to any payments, maintenance fees, or taxes or filings or actions falling due, including without limitation the filing of an affidavit of use, renewal, response to an official action, or other action required to maintain, perfect, preserve, or renew such Registered Sun Intellectual Property Rights which has not been made.

(j)            Sun and the Sun Subsidiaries are in material compliance with the terms and conditions of all licenses for the Open Source Software. Except as set forth in Section 4.16(j) of the Sun Disclosure Schedule, Sun and the Sun Subsidiaries have not used Open Source Software in the Sun Offerings in a manner that requires, that other Software incorporated into, derived from or distributed with such Open Source Software be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no charge.

(k)            Except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, each of Sun and the Sun Subsidiaries is in compliance, and has for the past three (3) years complied, with all applicable Sun Data Protection Requirements. To the Knowledge of Sun, the information technology assets and equipment of each of Sun and the Sun Subsidiaries (collectively, “Sun IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the businesses of each of Sun and the Sun Subsidiaries as currently conducted. Each of Sun and the Sun Subsidiaries has, for the past three (3) years, taken commercially reasonable steps designed to ensure that all Personal Data, Sun Business Data, and Sun IT Systems maintained by or on behalf of each of Sun and the Sun Subsidiaries are protected against loss and unauthorized access, use, modification or disclosure, and, to the Knowledge of Sun, there have been no material incidents regarding the same that would require notification of individuals, law enforcement, or any Governmental Entity under any applicable Data Protection Law, or that would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect. In the past three (3) years, neither Sun nor any of the Sun Subsidiaries, has received written communication from any Governmental Entity that alleges that Sun or any of the Sun Subsidiaries is not in compliance with any Data Protection Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.

Section 4.17.      Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Sun Material Adverse Effect, Sun and each of the Sun Subsidiaries (a) have marketable and valid title to all the real property reflected in the latest audited balance sheet included in the Sun SEC Documents as being owned by Sun or a Sun Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Sun Owned Properties”), free and clear of all material Liens, except Permitted Liens; and (b) have valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied by Sun or the Sun Subsidiaries as reflected in the latest audited statements included in such Sun SEC Documents or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or have been terminated by Sun or its Subsidiary) (such leasehold estates, collectively with the Sun Owned Properties, the “Sun Real Property”), free and clear of all material Liens, except for Permitted Liens, and no event or condition exists which constitutes or, after notice or lapse of time or both, would reasonably be expected to constitute, a material breach or default on the part of Sun or any of the Sun Subsidiaries, or to the knowledge of Sun, any other party thereto, of or under any such lease, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect. There are no pending or, to the knowledge of Sun, threatened condemnation proceedings against the Sun Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect.

Section 4.18.      Tax.

(a)            Except as has not had, and would not reasonably be expected to have, a Sun Material Adverse Effect, individually or in the aggregate:

(i)            Each of Sun and the Sun Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate and prepared in compliance in all respects with all applicable Laws. All Taxes (whether or not shown to be due on such Tax Returns) have been timely paid.

(ii)            Each of Sun and the Sun Subsidiaries has (A) timely withheld and paid to the appropriate Tax authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party and (B) otherwise complied with all applicable law relating to the withholding, collection, and remittance of Taxes (including information reporting requirements).

(iii)            No deficiency with respect to any Taxes has been proposed, asserted or assessed by a Governmental Entity against Sun or any of the Sun Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

(iv)            There is no audit, proceeding or investigation now pending against or with respect to Sun or any of the Sun Subsidiaries in respect of any Tax or Tax asset and neither Sun nor any of the Sun Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset.

(v)            No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by, or issued by any Tax authority with respect to any of Sun or the Sun Subsidiaries which agreement or ruling would be effective after the Closing Date.

(vi)            There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Sun or any of the Sun Subsidiaries.

(vii)            Neither Sun nor any Sun Subsidiary has entered into or has been a “material advisor” with respect to any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local Law) or the Treasury Regulations thereunder.

(viii)            During the two (2) year period ending on the date of this Agreement, neither Sun nor any Sun Subsidiary was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(ix)            Neither Sun nor any Sun Subsidiary (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group the common parent of which was Sun or any Sun Subsidiary) or (ii) has any liability for the Taxes of any Person (other than Sun or any Sun Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(x)            In the past three (3) years, no written claims have ever been made by any Tax authority in a jurisdiction where Sun or any Sun Subsidiary does not file a Tax Return that Sun or such Sun Subsidiary is or may be subject to Taxation by that jurisdiction with respect to Taxes that would be the subject of such Tax Return, which claims have not been resolved or withdrawn.

(xi)            Neither Sun nor any Sun Subsidiary is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than (i) one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes, or (ii) one the only parties to which are Sun or other Sun Subsidiaries).

(xii)            Sun is, and has always been, a per se corporation as defined in Treasury Regulations Section 301.7701-2(b)(8)(i). Section 4.18(a)(xii) of the Sun Disclosure Schedule sets forth all elections made by Sun or any Sun Subsidiary pursuant to Treasury Regulations Section 301.7701-3.

(xiii)            Each of Sun and the Sun Subsidiaries is, and has been since formation, a Tax resident only in is jurisdiction of incorporation for Tax purposes and is not and has not been treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any jurisdiction other than its jurisdiction of incorporation. Sun is, and has been since formation, treated as a foreign corporation for U.S. federal income tax purposes.

(xiv)            Neither Sun nor any of the Sun Subsidiaries has taken advantage of any relief or Tax deferral provisions or any carryback of net operating losses or similar Tax items related to COVID-19 for Tax purposes whether federal, state, local or foreign, including the CARES Act.

(xv)            The most recent financial statements contained in the Sun SEC Documents reflect an adequate reserve for all Taxes payable by Sun and the Sun Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.

(b)            Neither Sun nor any Sun Subsidiary (i) is or has ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).

(c)            Neither Sun nor any Sun Subsidiary has taken any action or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to cause Sun to be treated as (i) a Tax resident of any jurisdiction other than Israel following the Merger, (ii) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code or (iii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code after the Closing Date.

Section 4.19.      Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Sun or any Sun Subsidiary, on the one hand, and any current or former director, “executive officer” (as defined in Rule 3b-7 under the Exchange Act) or “office holder” (as defined in the Israeli Companies Law) of Sun or any Sun Subsidiary or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Sun Ordinary Shares (or an affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing) on the other hand, of the type required to be reported in any Sun SEC Document pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so disclosed. Without derogating from the foregoing, all of the transactions or series of related transactions, agreements, arrangements or understandings between Sun and any current or former “office holder” (as defined in the Israeli Companies Law), and all amendments, supplements or other changes thereto, in each case as were effected in the three year period prior to the date of this Agreement, were duly approved in accordance with any applicable Law.

Section 4.20.      Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect, as of the date hereof, (a) all current, material insurance policies of Sun and the Sun Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business; and (b) all premiums due thereunder have been paid. Neither Sun nor any of the Sun Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.

Section 4.21.      Brokers’ Fees and Expenses. Except as set forth on Section 4.21 of the Sun Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sun.

Section 4.22.      Reorganization. Neither Sun nor any of the Sun Subsidiaries (including Merger Sub) has taken any action or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to impede or prevent the transactions contemplated hereby, including the Merger and the exchange of Ironman Common Stock by the holders thereof for Sun Ordinary Shares, from qualifying for (a) the Intended U.S. Tax Treatment or (b) the exception provided under Treasury Regulations Section 1.367(a)-3(c) (other than with respect to an Excepted Stockholder).

Section 4.23.      Merger Sub Board Recommendations. The Board of Directors of Merger Sub has duly adopted resolutions (i) determining that this Agreement and transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Sun as the sole stockholder of Merger Sub; (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement; (iii) directing that this Agreement be submitted to Sun as the sole stockholder of Merger Sub for its adoption; and (iv) recommending that Sun as the sole stockholder of Merger Sub adopt this Agreement.

Section 4.24.      Opinion of Financial Advisor. Sun has received the opinion of J.P. Morgan Securities LLC in writing or orally (in which case such opinion will be subsequently confirmed in writing) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications, limitations and other matters described in such written opinion, the Exchange Ratio is fair, from a financial point of view, to Sun.

Section 4.25.      Stock Ownership. As of the date of this Agreement, neither Sun nor Merger Sub beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any shares of Capital Stock of Ironman. None of Sun, Merger Sub or any of their respective “affiliates” or “associates” (as such term is defined in Section 203) is, and was not at any time within the three (3) year period preceding the date hereof, an “interested stockholder” of Ironman as such term is defined in Section 203. Assuming the accuracy of Ironman’s a representations and warranties set forth Section 3.22, the Sun Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby any Takeover Statute or any takeover or anti-takeover provision in the Current Sun Articles, except as set forth in Section 4.25 of the Sun Disclosure Schedule. The Sun Board has taken any action necessary under the terms thereof to render the Sun Rights Plan inapplicable to the Merger and this Agreement and the transactions contemplated hereby.

Section 4.26.      No Other Representations or Warranties. Except for the representations and warranties made by Ironman in Article III, Sun acknowledges that none of Ironman, the Ironman Subsidiaries or any other Person on behalf of Ironman makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement. In particular, without limiting the foregoing acknowledgement and disclaimer, neither Ironman, nor any other Person makes or has made any representation or warranty to Sun or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Ironman, any Ironman Subsidiary or their respective businesses; or (b) except for the representations and warranties made by Ironman in Article III, any oral or written information presented to Sun or any of its Affiliates or Representatives in the course of their due diligence investigation of Ironman, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1.      Conduct of Business by Ironman.

(a)            Ordinary Course Conduct. Except (A) as set forth on Section 5.1(a) of the Ironman Disclosure Schedule or otherwise expressly permitted or expressly contemplated by this Agreement; (B) such actions, inactions or activities as are determined in good faith by the Ironman Board as being reasonably necessary in order to comply with any COVID-19 Measures; (C) as required by applicable Law; or (D) with the prior written consent of Sun (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the first to occur of the Effective Time and the date of the valid termination of this Agreement (the “Pre-Closing Period”), Ironman shall, and shall cause each Ironman Subsidiary to, use commercially reasonable efforts to (x) conduct its business in the ordinary course consistent with past practice in all material respects; and (y) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and key employees and maintain its relationships with key customers, suppliers, licensors, licensees, distributors and others having material business dealings with them.

(b)            Specific Matters. In addition, and without limiting the generality of Section 5.1(a), except (A) as set forth on Section 5.1(b) of the Ironman Disclosure Schedule or otherwise expressly permitted or expressly contemplated by this Agreement, including but not limited to the actions included in the Ironman Stockholder Approval; (B) as required by applicable Law; or (C) with the prior written consent of Sun (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Ironman shall not, and shall not permit any of the Ironman Subsidiaries to, do any of the following:

(i)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property or any combination thereof) in respect of, any of its shares, other equity interests or voting securities (or any other Capital Stock), other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Ironman to Ironman or another direct or indirect wholly owned Ironman Subsidiary; (B) split, combine, subdivide or reclassify any of its shares of Capital Stock, or securities convertible into or exchangeable or exercisable for its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Capital Stock, or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its or its Affiliates’ Capital Stock or any securities convertible into or exchangeable or exercisable for shares of Capital Stock of Ironman or any Ironman Subsidiary, except for acquisitions, or deemed acquisitions, of Ironman Common Stock effected in connection with (1) the net-exercise payment of the exercise price of Ironman Stock Options, (2) required tax withholding in connection with the exercise, vesting or settlement of Ironman Equity Awards, (3) forfeitures of Ironman Equity Awards, and (4) repurchases of Ironman Common Stock held by its employees that are subject to a repurchase right in favor of Ironman upon termination of employment;

(ii)            except, as applicable, for or with respect to new grants of Ironman Equity Awards consisting only of time-based vesting Ironman Stock Options or Ironman RSU Awards that are granted pursuant to the Ironman Incentive Award Plans in the ordinary course of business consistent with past practice, provided that the aggregate number of shares of Ironman Common Stock subject to such Ironman Equity Awards granted following the date of this Agreement not exceed 1.5% of the issued and outstanding shares of Ironman Common Stock as of the date of this Agreement (“Permitted Ironman Equity Awards”), issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) (A) any shares of Capital Stock of Ironman or any Ironman Subsidiary (other than the issuance of shares of Ironman Common Stock upon the exercise, vesting or settlement of Ironman Equity Awards, as applicable, outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect or with respect to Permitted Ironman Equity Awards); (B) any securities convertible into or exchangeable or exercisable for shares of Capital Stock of Ironman or any Ironman Subsidiary; (C) any warrants, calls, options or other rights to acquire any shares of Capital Stock of Ironman or any Ironman Subsidiary; (D) any rights issued by Ironman or any Ironman Subsidiary that are linked in any way to the value of Ironman, an Ironman Subsidiary, or any of their respective Capital Stock; and provided that Ironman shall provide written notice to Sun not less than five (5) Business Days prior to the grant of any Permitted Ironman Equity Awards;

(iii)            amend the Ironman Certificate of Incorporation or Ironman’s bylaws, or amend in any material respect the charter or organizational documents of any Ironman Subsidiary;

(iv)            make any material change in financial accounting methods, principles or practices, by Ironman or any Ironman Subsidiary, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(v)            merge or consolidate with, or directly or indirectly acquire in any transaction any equity interest in or business of, any Person if the aggregate amount of the consideration paid or transferred by Ironman and the Ironman Subsidiaries in connection with all such transactions would exceed a total amount equal to 10% of the aggregate cash and cash equivalents of Ironman and the Ironman Subsidiaries at such time;

(vi)            sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value (or result in aggregate proceeds), in the aggregate for all such transactions, in excess of $15,000,000;

(vii)          incur or refinance any Indebtedness, except for (A) any Indebtedness solely between Ironman and any wholly-owned Ironman Subsidiary or between wholly-owned Ironman Subsidiaries, or (B) increases of Indebtedness incurred in the ordinary course of business consistent with past practice under any of Ironman or an Ironman Subsidiary’s existing credit facilities as of the date hereof;

(viii)          waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (A) equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet included in Ironman SEC Documents; or (B) that do not exceed $3,000,000 in the aggregate;

(ix)           (A) assign, abandon, subject to a Lien (other than a Permitted Lien), convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned or exclusively licensed to Ironman or any Ironman Subsidiary, other than abandonment of Intellectual Property Rights or the grant of non-exclusive licenses in the ordinary course of business consistent with past practice; or (B) enter into licenses or agreements that impose material restrictions upon Ironman or any of its Affiliates with respect to material Ironman Licensed IP;

(x)            (A) amend, modify, waive or terminate any Ironman Material Contract, in each case if such amendment, modification, waiver or termination would have an adverse effect that, individually or in the aggregate, is material to Ironman and the Ironman Subsidiaries, taken as a whole; or (B) enter into any Contract that would be an ironman Material Contract if it had been entered into prior to the date hereof (other than (x) any Contract described in Section 3.14(a)(ii) to the extent entered into in the ordinary course of business consistent with past practice, (y) any Contract for the purchase or sale of products or services of the Company entered into in the ordinary course of business consistent with past practice and (z) purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice);

(xi)            enter into any new line of business outside of its existing business or discontinue any existing line of business, in each case other than in the ordinary course of business consistent with past practice;

(xii)            except in the ordinary course of business, make, change or revoke any material Tax election, file any material amended Tax Return, or settle or compromise any material Tax liability or refund;

(xiii)            except (x) as required by any Ironman Benefit Plan or Collective Bargaining Agreement, in each case as in effect on the date hereof or (y) for actions in the ordinary course of business consistent with past practice and aligned with the annual plan presented to the Ironman Board, (A) grant or announce any cash or equity-based incentive awards, severance or termination pay, retention bonuses, transaction or change-in-control bonuses or any increase in salary, wage or other compensation, to any current or former employee, officer, or director of Ironman or any Ironman Subsidiary, other than (1) Permitted Ironman Equity Awards, (2) payment of cash incentive compensation for completed performance periods based on actual achievement of applicable performance goals, (3) annual increases in base compensation, or (4) increases in cash compensation opportunity as a result of a promotion or title change not prohibited by clause (B) hereof, in any case, in the ordinary course of business and consistent with past practice; (B) hire, terminate (other than for cause), or promote any employees or officers, except in the ordinary course of business consistent with past practice with respect to employees or officers with an annual base salary that does not exceed $350,000 per employee or officer; (C) establish, adopt, enter into, amend, modify or terminate in any material respect any Collective Bargaining Agreement or material Ironman Benefit Plan (other than annual modifications to any Ironman Benefit Plan that is a health or welfare benefit plan in the ordinary course of business consistent with past practice); (D) take any action or agree or commit to (whether conditionally or otherwise) accelerate any rights, benefits or the lapsing of any restrictions, or the funding of any payments or benefits, payable to any current or former employee, officer, or director of Ironman or any Ironman Subsidiary; or (E) amend the terms of any outstanding Ironman Equity Awards;

(xiv)            amend, modify, supplement or terminate the Ironman Indenture or take any action that would result in a change to the Conversion Rate (other than as contemplated by Section 6.18) or that would cause the redemption of the Ironman Indenture to be accelerated; or

(xv)            agree to take or make any commitment to take any of the actions prohibited by this Section 5.1(b).

(c)            Control of Operations. Nothing contained in this Agreement shall give Sun, directly or indirectly, the right to control or direct the operations of Ironman and the Ironman Subsidiaries prior to the Effective Time in violation of antitrust law, and any consent that would be required under Section 5.1(a) or (b) shall not be required if obtaining such consent would violate antitrust law.

Section 5.2.      Conduct of Business by Sun.

(a)            Ordinary Course Conduct. Except (A) as set forth on Section 5.2(a) of the Sun Disclosure Schedule or otherwise expressly permitted or expressly contemplated by this Agreement; (B) such actions, inactions or activities as are determined in good faith by the Sun Board as being reasonably necessary in order to comply with any COVID-19 Measures; (C) as required by applicable Law; or (D) with the prior written consent of Ironman (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Sun shall, and shall cause each Sun Subsidiary to, use commercially reasonable efforts to (x) conduct its business in the ordinary course consistent with past practice in all material respects and (y) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and key employees and maintain its relationships with key customers, suppliers, licensors, licensees, distributors and others having material business dealings with them.

(b)            Specific Matters. In addition, and without limiting the generality of Section 5.2(a), except (A) as set forth on Section 5.2(b) of the Sun Disclosure Schedule or otherwise expressly permitted or expressly contemplated by this Agreement, including but not limited to the actions included in the Sun Shareholder Approval; (B) as required by applicable Law; or (C) with the prior written consent of Ironman (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Sun shall not, and shall not permit any of the Sun Subsidiaries to, do any of the following:

(i)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities (or any other Capital Stock), other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Sun to Sun or another direct or indirect wholly owned Sun Subsidiary; (B) split, combine, subdivide or reclassify any of its Capital Stock or securities convertible into or exchangeable or exercisable for its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Capital Stock, or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its or its Affiliates’ Capital Stock or any securities convertible into or exchangeable or exercisable for shares of Capital Stock of Sun or its Affiliates, except for acquisitions, or deemed acquisitions, of Sun Ordinary Shares effected in connection with (1) the net-exercise payment of the exercise price of Sun Options; (2) required tax withholding in connection with the exercise, vesting or settlement of Sun Equity Awards; (3) forfeitures of Sun Equity Awards; (4) repurchases of Sun Ordinary Shares held by its employees that are subject to a repurchase right in favor of Sun upon termination of employment; and (5) the exercise of rights under, or redemption of, the Sun Rights Plan;

(ii)            except, as applicable, for or with respect to new grants of Sun Equity Awards consisting only of time-based vesting Sun Equity Awards that are granted pursuant to the Sun Equity Plans in the ordinary course of business consistent with past practice, provided that the aggregate number of Sun Ordinary Shares subject to such Sun Equity Awards granted following the date of this Agreement not exceed 1.5% of the issued and outstanding shares of Sun Ordinary Shares as of the date of this Agreement (“Permitted Sun Equity Awards”), issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) (A) any Sun Ordinary Shares or any other shares of Capital Stock of Sun or any Sun Subsidiary (other than the issuance of shares of Sun Ordinary Shares upon the exercise, vesting or settlement of Sun Equity Awards, as applicable, outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect or with respect to Permitted Sun Equity Awards); (B) any securities convertible into or exchangeable or exercisable for shares of Capital Stock of Sun or any Sun Subsidiary; (C) any warrants, calls, options or other rights to acquire any shares of Capital Stock of Sun or any Sun Subsidiary; (D) any rights issued by Sun or any Sun Subsidiary that are linked in any way to the value of Sun, a Sun Subsidiary, or any of their respective Capital Stock; and provided that Ironman shall provide written notice to Sun not less than five (5) Business Days prior to the grant of any Permitted Ironman Equity Awards;

(iii)            Except as contemplated by Section 6.12(a), amend the Current Sun Articles, or amend in any material respect the charter or organizational documents of any Sun Subsidiary;

(iv)            make any material change in financial accounting methods, principles or practices, by Sun or any Sun Subsidiary, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(v)             merge or consolidate with, or directly or indirectly acquire in any transaction any equity interest in or business of any Person if the aggregate amount of the consideration paid or transferred by Sun and the Sun Subsidiaries in connection with all such transactions would exceed a total amount equal to 10% of the aggregate cash and cash equivalents of Ironman and the Ironman Subsidiaries at such time;

(vi)            sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value (or result in aggregate proceeds), in the aggregate for all such transactions, in excess of $15,000,000;

(vii)            incur or refinance any Indebtedness, except (A) for any Indebtedness solely between Sun and any wholly-owned Sun Subsidiary or between wholly-owned Sun Subsidiaries, or (B) increases of Indebtedness incurred in the ordinary course of business consistent with past practice under any of Ironman or an Ironman Subsidiary’s existing credit facilities as of the date hereof;

(viii)           waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (A) equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet included in the Sun SEC Documents; or (B) that do not exceed $3,000,000 in the aggregate;

(ix)            (A) assign, abandon, encumber, subject to a Lien (other than a Permitted Lien), convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned or exclusively licensed to Sun or any Sun Subsidiary, other than abandonment of Intellectual Property Rights or the grant of non-exclusive licenses in the ordinary course of business consistent with past practice, or (B) enter into licenses or agreements that impose material restrictions upon Sun or any of its Affiliates with respect to material Sun Licensed IP;

(x)            (A) amend, modify, waive or terminate any Sun Material Contract, in each case, if such amendment, modification, waiver or termination would have an adverse effect that, individually or in the aggregate, is material to Sun and the Sun Subsidiaries, taken as a whole; or (B) enter into any Contract that would be a Sun Material Contract if it had been entered into prior to the date hereof (other than (x) any Contract described in Section 4.15(a)(ii), to the extent entered into in the ordinary course of business consistent with past practice, (y) any Contract for the purchase or sale of products or services of the Company entered into in the ordinary course of business consistent with past practice and (z) purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice);

(xi)            enter into any new line of business outside of its existing business or discontinue any existing line of business, in each case other than in the ordinary course of business consistent with past practice;

(xii)            except in the ordinary course of business, make, change or revoke any material Tax election, file any material amended Tax Return, or settle or compromise any material Tax liability or refund;

(xiii)            except (x) as required by any Sun Benefit Plan or Collective Bargaining Agreement, in each case as in effect on the date hereof or (y) for actions in the ordinary course of business consistent with past practice and aligned with the annual plan presented to the Sun Board, (A) grant or announce any cash or equity-based incentive awards, severance or termination pay, retention bonuses, transaction or change-in-control bonuses or any increase in salary, wage or other compensation, to any current or former employee, officer, or director of Sun or any Sun Subsidiary, other than (1) Permitted Sun Equity Awards, (2) payment of cash incentive compensation for completed performance periods based on actual achievement of applicable performance goals, (3) annual increases in base compensation, or (4) increases in compensation as a result of a promotion or title change not prohibited by clause (B) hereof, in any case, in the ordinary course of business and consistent with past practice; (B) hire, terminate (other than for cause), or promote any employees or officers, except in the ordinary course of business consistent with past practice with respect to employees or officers with an annual base salary that does not exceed $350,000 per employee or officer; (C) establish, adopt, enter into, amend, modify or terminate in any material respect any Collective Bargaining Agreement or material Sun Benefit Plan (other than annual modifications to any Sun Benefit Plan that is a health or welfare benefit plan in the ordinary course of business consistent with past practice); (D) take any action or agree or commit to (whether conditionally or otherwise) accelerate any rights, benefits or the lapsing of any restrictions, or the funding of any payments or benefits, payable to any current or former employee, officer, or director of Sun or any Sun Subsidiary; or (E) amend the terms of any outstanding Sun Equity Award;

(xiv)            or agree to take or make any commitment to take any of the actions prohibited by this Section 5.2(b).

(c)            Control of Operations. Nothing contained in this Agreement shall give Ironman, directly or indirectly, the right to control or direct the operations of Sun and the Sun Subsidiaries prior to the Effective Time in violation of antitrust law, and any consent that would be required under Section 5.2(a) or (b) shall not be required if obtaining such consent would violate antitrust law.

Section 5.3.      Employment Matters.

(a)            For a period of one (1) year following the Effective Time (or if shorter, during the period of employment), Sun shall, or shall cause the Sun Subsidiaries (including the Surviving Corporation and its Subsidiaries) to provide to each employee of Ironman and the Ironman Subsidiaries as of immediately prior to the Effective Time who continues to be employed by Sun and the Sun Subsidiaries (including the Surviving Corporation and its Subsidiaries) after the Effective Time (each, a “Continuing Ironman Employee”) at least the same annual base salary or wage rate, as applicable, as provided to such Ironman Continuing Employee immediately prior to the Effective Time; provided, that, in the event there is a reduction in base salaries or wage rates that affect substantially all employees of Sun and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) after the Effective Time, the annual base salary or wage rate of similarly situated Continuing Ironman Employees may be commensurately reduced. In order to further an orderly transition and integration, and subject to applicable law, Sun and Ironman shall cooperate in good faith in reviewing, evaluating and analyzing the Sun Benefit Plans and Ironman Benefit Plans with a view towards developing appropriate new benefit plans, or selecting the Sun Benefit Plans or Ironman Benefit Plans, as applicable, that will apply with respect to employees of Sun and the Sun Subsidiaries (including the Surviving Corporation and its Subsidiaries) after the Effective Time (collectively, the “New Benefit Plans”), which New Benefit Plans will, to the extent permitted by applicable law, and among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were covered by Sun Benefit Plans, on the one hand, and those covered by Ironman Benefit Plans, on the other hand, at the Effective Time.

(b)            For purposes of eligibility, participation, vesting and benefit accrual (except (i) for purposes of benefit accrual under any defined benefit pension plan or retiree medical plan, (ii) to the extent that such credit would result in a duplication of benefits, or (iii) under any plan that is grandfathered or frozen) under the Sun Benefit Plans, Ironman Benefit Plans and the New Benefit Plans, service with or credited by Sun and the Sun Subsidiaries or any of their respective predecessors to an employee of Sun and the Sun Subsidiaries as of immediately prior to the Effective Time who continues to be employed by Sun and the Sun Subsidiaries (including the Surviving Corporation and its Subsidiaries) after the Effective Time (each, a “Continuing Sun Employee”) and service with or credited by Ironman and the Ironman Subsidiaries or any of their respective predecessors to a Continuing Ironman Employee shall be treated as service with Sun to the same extent that such service was taken into account under the analogous Sun Benefit Plan or Ironman Benefit Plan prior to the Effective Time.

(c)            With respect to any Ironman Benefit Plan, Sun Benefit Plan or New Benefit Plan in which any Continuing Sun Employee or Continuing Ironman Employee first becomes eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, Sun shall:  (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Sun Benefit Plan or Ironman Benefit Plan, as the case may be, and (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time (or, if later, prior to the time such employee commenced participation in the New Benefit Plan) under a Sun Benefit Plan or Ironman Benefit Plan (to the same extent that such credit was given under the analogous Sun Benefit Plan or Ironman Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any Ironman Benefit Plan, Sun Benefit Plan or New Benefit Plan in which such employee first become eligible to participate after the Effective Time.

(d)            Nothing in this Section 5.3 shall (i) be construed as an amendment or other modification of, or the termination of, any Ironman Benefit Plan, Sun Benefit Plan or other employee benefit plan or arrangement, (ii) limit the right of Sun, Ironman or any of their respective subsidiaries to amend, terminate or otherwise modify any Ironman Benefit Plan, Sun Benefit Plan or other employee benefit plan or arrangement, (iii) be construed to create any third party beneficiary rights in any Sun Continuing Employee, Ironman Continuing Employee, or any other current or former employee or service provider or any of their respective beneficiaries, or (iv) be construed to limit the right of Sun or the Sun Subsidiaries or Ironman or the Ironman Subsidiaries to terminate the employment of any Sun Continuing Employee, Ironman Continuing Employee, or any other employee or service provider, in each case, in accordance with applicable law.

Section 5.4.      Rights Plans.

(a)            Within one (1) Business Day after the date of this Agreement, Ironman shall enter into a rights agreement with its transfer agent in the form attached hereto as Exhibit D.

(b)            On or prior to the date of this Agreement, Sun has adopted and approved the amendment to the Sun Rights Plan in the form attached hereto as Exhibit E.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1.      No Solicitation.

(a)            No Solicitation by Sun. Except as otherwise permitted by this Agreement, Sun shall not and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate, induce, facilitate, or knowingly encourage any Acquisition Proposal with respect to Sun or any inquiry or proposal that may reasonably be expected to lead to such an Acquisition Proposal; (ii) enter into, participate in, maintain or continue any communications or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal with respect to Sun; (iii)  enter into any letter of intent or any other contract, agreement, commitment or other written arrangement contemplating or otherwise relating to any Acquisition Proposal with respect to Sun; or (iv) resolve, propose or agree to do any of the foregoing. Promptly upon the execution of this Agreement, Sun shall, and shall cause the Sun Subsidiaries to, and shall cause its and their respective directors and officers to, and shall use reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an Acquisition Proposal with respect to Sun, use reasonable best efforts to request the prompt return or destruction of all confidential information furnished with respect to discussions prior to the date hereof in respect of an Acquisition Proposal with respect to Sun to the extent that Sun is entitled to have such documents returned or destroyed, promptly terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding the foregoing provisions of this Section 6.1(a), prior to obtaining the Sun Shareholder Approval, this Section 6.1(a) shall not prohibit Sun from furnishing information regarding Sun to, or entering into discussions and negotiations with, any Person if (A) Sun shall have received from such Person a bona fide written Acquisition Proposal that, after consultation with its financial advisor and outside legal counsel, the Sun Board determines in good faith is, or would reasonably be expected to result in, a Superior Proposal (and such proposal has not been withdrawn); (B) such Acquisition Proposal was not solicited, initiated, induced, facilitated or knowingly encouraged in violation of this Section 6.1(a) (after giving effect to this sentence) or Section 6.3(a); (C) the Sun Board determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to constitute a breach of the duties of the Sun Board under applicable law; (D) prior to furnishing any such information or entering into such negotiations or discussions Sun obtains from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions and use restrictions) at least as favorable to Sun as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, and provides a copy of the same to Ironman; and (E) concurrently with furnishing any information to such Person, to the extent such information has not been previously furnished by Sun to Ironman or made available to Ironman, Sun concurrently furnishes such information to or makes such information available in an electronic data room to Ironman.

(b)            Notice of Acquisition Proposals to Sun. In addition to the obligations of Sun set forth in Section 6.1(a), Sun shall immediately, and in any event within twenty-four hours of the receipt thereof (unless received on a day that is not a Business Day, in which case within forty-eight hours of the receipt thereof), advise Ironman orally and in writing of any (i) Acquisition Proposal with respect to Sun; (ii) any inquiry, expression of interest, proposal, communication, request for access to non-public information relating to Sun or the Sun Subsidiaries, or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) any other communication or notice that any Person is considering making an Acquisition Proposal with respect to Sun. Such notification shall include the material terms and conditions of any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request (including any changes to such material terms and conditions) and a copy of, and the identity of the person making, any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Sun shall (A) keep Ironman informed in all material respects and on a reasonably current basis of the status and details (including any material change to the terms and conditions thereof (including any change in price or exchange ratio)) of any Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request; and (B) provide to Ironman as soon as practicable after receipt or delivery thereof (but in no event more than 24 hours) of the receipt thereof (unless received on a day that is not a Business Day, in which case within forty-eight hours of the receipt thereof) copies of all material correspondence and other written material exchanged between Sun or any Sun Subsidiary or any of their Representatives, on the one hand, and any Person or any of their Representatives that has made an Acquisition Proposal with respect to Sun, inquiry, expression of interest, proposal, offer, notice or request, on the other hand, which describes any of the terms or conditions of such Acquisition Proposal. Sun agrees that it shall not, after the date hereof, enter into any agreement which prohibits it from complying with its obligations under this Section 6.1.

(c)            No Solicitation by Ironman. Except as otherwise permitted by this Agreement, Ironman shall not and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate, induce, facilitate, or knowingly encourage any Acquisition Proposal with respect to Ironman or any inquiry or proposal that may reasonably be expected to lead to such an Acquisition Proposal; (ii) take any action to make the provisions of any Takeover Statute (including approving any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL) inapplicable to any transaction contemplated by an Acquisition Proposal with respect to Ironman; (iii) enter into, participate in, maintain or continue any communications or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal with respect to Ironman, (iv)  enter into any letter of intent or any other contract, agreement, commitment or other written arrangement contemplating or otherwise relating to any Acquisition Proposal with respect to Ironman; or (v) resolve, propose or agree to do any of the foregoing. Promptly upon the execution of this Agreement, Ironman shall and shall cause the Ironman Subsidiaries to, and shall cause its and their respective directors and officers to, and shall use reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an Acquisition Proposal with respect to Ironman, use reasonable best efforts to request the prompt return or destruction of all confidential information furnished with respect to discussions prior to the date hereof in respect of an Acquisition Proposal with respect to Ironman to the extent that Ironman is entitled to have such documents returned or destroyed, promptly terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding the foregoing provisions of this Section 6.1(c), prior to obtaining the Ironman Stockholder Approval, this Section 6.1(c) shall not prohibit Ironman from furnishing information regarding Ironman to, or entering into discussions and negotiations with, any Person if (A) Ironman shall have received from such Person a bona fide written Acquisition Proposal that, after consultation with its financial advisor and outside legal counsel, the Ironman Board determines in good faith is, or would reasonably be expected to result in, a Superior Proposal (and such proposal has not been withdrawn); (B) such Acquisition Proposal was not solicited, initiated, induced, facilitated or knowingly encouraged in violation of this Section 6.1(c) (after giving effect to this sentence) or Section 6.3(b); (C) the Ironman Board determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to constitute a breach of the duties of the Ironman Board under applicable law; (D) prior to furnishing any such information or entering into such negotiations or discussions Ironman obtains from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions and use restrictions) at least as favorable to Ironman as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, and provides a copy of the same to Sun; and (E) concurrently with furnishing any information to such Person, to the extent such information has not been previously furnished by Ironman to Sun or made available to Sun, Ironman concurrently furnishes such information to or makes such information available in an electronic data room to Sun.

(d)            Notice of Acquisition Proposals to Ironman. In addition to the obligations of Ironman set forth in Section 6.1(d), Ironman shall immediately, and in any event within twenty-four hours of the receipt thereof (unless received on a day that is not a Business Day, in which case within forty-eight hours of the receipt thereof), advise Sun orally and in writing of any (i) Acquisition Proposal with respect to Ironman; (ii) any inquiry, expression of interest, proposal, communication, request for access to non-public information relating to Ironman or the Ironman Subsidiaries, or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) any other communication or notice that any Person is considering making an Acquisition Proposal with respect to Ironman. Such notification shall include the material terms and conditions of any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request (including any changes to such material terms and conditions) a copy of, and the identity of the person making, any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Ironman shall (A) keep Sun informed in all material respects and on a reasonably current basis of the status and details (including any material change to the terms and conditions thereof (including any change in price or exchange ratio)) of any Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) provide to Sun as soon as practicable after receipt or delivery thereof (but in no event more than 24 hours) of the receipt thereof (unless received on a day that is not a Business Day, in which case within forty-eight hours of the receipt thereof) copies of all material correspondence and other written material exchanged between Ironman or any Ironman Subsidiary or any of their Representatives, on the one hand, and any Person or any of their Representatives that has made an Acquisition Proposal with respect to Ironman, inquiry, expression of interest, proposal, offer, notice or request, on the other hand, which describes any of the terms or conditions of such Acquisition Proposal. Ironman agrees that it shall not, after the date hereof, enter into any agreement which prohibits it from complying with its obligations under this Section 6.1.

Section 6.2.      Preparation of the Registration Statement and the Joint Proxy Statement; Stock Exchange and Delisting.

(a)            Sun and Ironman will promptly furnish to the other party such data and information relating to it, its respective Subsidiaries and the holders of its Capital Stock, as Sun or Ironman, as applicable, may reasonably request for the purpose of including such data and information in the Registration Statement or the Joint Proxy Statement, and, in each case, any amendments or supplements thereto.

(b)            Sun and Ironman shall promptly prepare, and Sun shall file with the SEC, a registration statement on Form F-4 (together with any supplements or amendments thereto, the “Registration Statement”) to register the Sun Ordinary Shares to be issued as the Merger Consideration with the SEC as promptly as practicable and in any event no later than 45 days following the date hereof. The Registration Statement shall include a joint proxy statement to be used for the Sun Shareholders’ Meeting and Ironman Stockholders’ Meeting and a prospectus with respect to the issuance of Sun Ordinary Shares pursuant to the Merger (the “Joint Proxy Statement”). Sun and Ironman shall otherwise comply in all material respects with the notice requirements applicable to Sun in respect of the Sun Shareholders’ Meeting pursuant to the Israeli Companies Law and the regulations promulgated thereunder and the Current Sun Articles, and applicable to Ironman in respect of the Ironman Stockholders' Meeting pursuant to the DGCL, the Ironman Certificate of Incorporation and Ironman's bylaws, as applicable. Sun and Ironman shall each use reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Sun shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable, and promptly thereafter Sun and Ironman shall mail the Joint Proxy Statement to Sun’s shareholders and Ironman’s stockholders, as applicable. Each of Sun and Ironman will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information, and Sun and Ironman shall jointly prepare promptly and Sun shall file any response to such comments or requests, and each of Sun and Ironman agrees to permit the other (in each case, to the extent practicable), and their respective outside counsels, to participate in all meetings and conferences with the SEC with respect to the Joint Proxy Statement or the Registration Statement. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Sun and Ironman will (A) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response); and (B) include in such document or response all comments reasonably and promptly proposed by the other. The foregoing obligations of (x) Sun in clauses (A) and (B) shall not apply in connection with and to the extent relating to any disclosure regarding a Sun Change of Recommendation made in compliance with the terms of Section 6.4(b), and (y) Ironman in clauses (A) and (B) shall not apply in connection with and to the extent relating to any disclosure regarding an Ironman Change of Recommendation made in compliance with the terms of Section 6.4(d).

(c)            Sun and Ironman shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Sun Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction. Each of Sun and Ironman will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d)            If at any time prior to the Effective Time, any event occurs with respect to Sun or Ironman, or any change occurs with respect to information supplied by Sun or Ironman for inclusion in the Registration Statement or Joint Proxy Statement, or any information relating to Sun or Ironman, or any of their respective Affiliates, officers or directors, should be discovered by Sun or Ironman, which is required to be described or that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party with respect to which such event occurs or which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to Sun’s shareholders and the Ironman’s stockholders.

(e)            Sun shall use its reasonable best efforts to cause the Sun Ordinary Shares to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time. Ironman shall cooperate with Sun and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the Ironman Common Stock from the NYSE and the deregistration of the same under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.3.      Stockholders/Shareholders Meetings.

(a)            Convening the Sun Shareholders’ Meeting. Sun shall take all action necessary in accordance with applicable Law and the Current Sun Articles to duly call, give notice of, convene and hold an extraordinary general meeting of its shareholders for the purpose of seeking the Sun Shareholder Approval as herein provided as soon as practicable after the Registration Statement becomes effective (the “Sun Shareholders’ Meeting”). Subject to Section 6.4(b), Sun shall, through the Sun Board, recommend to the Sun shareholders that they give the Sun Shareholder Approval and shall include such recommendation in the Joint Proxy Statement (the recommendation of the Sun Board that Sun’s shareholders vote to give the Sun Shareholder Approval being referred to as the “Sun Board Recommendation”), and Sun shall, subject to Section 6.4(b), use its reasonable best efforts to solicit sufficient proxies from the Sun shareholders in favor of the Sun Shareholder Approval and to take all other actions necessary or advisable to secure the Sun Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Sun may after consultation with Ironman, adjourn or postpone the Sun Shareholders Meeting only: (A) to ensure that any supplement or amendment to the Joint Proxy Statement that is required by applicable Law is timely provided to Sun’s shareholders; (B) if as of the time for which the Sun Shareholders’ Meeting is originally scheduled there are insufficient Sun Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Sun Shareholders’ Meeting; or (C) if additional time is required to solicit proxies in order to obtain the Sun Shareholder Approval; provided that (1) no single adjournment shall be for more than 30 days unless otherwise required by applicable Law; and (2) all such adjournments together shall not cause the date of the Sun Shareholders’ Meeting to be held less than ten (10) Business Days prior to the End Date.

(b)            Convening the Ironman Stockholders’ Meeting. Ironman shall take all action necessary in accordance with applicable Law and its organizational documents to duly call, give notice of, convene a meeting of its stockholders for the purpose of seeking the Ironman Stockholder Approval as herein provided as soon as practicable after the Registration Statement becomes effective (the “Ironman Stockholders’ Meeting”). Subject to Section 6.4(b), Ironman shall, through the Ironman Board, recommend to the Ironman stockholders that they give the Ironman Stockholder Approval and shall include such recommendation in the Joint Proxy Statement (the recommendation of the Ironman Board that Ironman’s stockholders vote to give the Ironman Stockholder Approval being referred to as the “Ironman Board Recommendation”), and Ironman shall, subject to Section 6.4(b), use its reasonable best efforts to solicit sufficient proxies from the Ironman stockholders in favor of the adoption of this Agreement and to take all other actions necessary or advisable to secure the Ironman Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Ironman may after consultation with Sun, adjourn or postpone the Ironman Stockholders’ Meeting only: (A) to ensure that any supplement or amendment to the Joint Proxy Statement that is required by applicable Law is timely provided to Ironman’s stockholders; (B) if as of the time for which the Ironman Stockholders’ Meeting is originally scheduled there are insufficient shares of Ironman Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Ironman Stockholders’ Meeting; or (C) if additional time is required to solicit proxies in order to obtain the Ironman Stockholder Approval; provided that (1) no single adjournment shall be for more than 30 days unless otherwise required by applicable Law, and (2) all such adjournments together shall not cause the date of the Ironman Stockholders’ Meeting to be held less than ten (10) Business Days prior to the End Date.

(c)            Timing of the Sun Shareholders’ Meeting and the Ironman Stockholders’ Meeting. Sun and Ironman shall use their respective reasonable best efforts to call the Sun Shareholders’ Meeting and the Ironman Stockholders’ Meeting for the same date and as soon as practicable after the date of this Agreement (but after the Registration Statement is declared effective).

Section 6.4.      Change in Recommendation.

(a)            Sun Change in Recommendation. Subject to the other provisions of this Section 6.4, neither the Sun Board nor any committee thereof shall, directly or indirectly: (i)  withhold or withdraw or qualify, modify or amend in a manner adverse to Ironman (or publicly propose to do so) the Sun Board Recommendation; (ii)  fail to reaffirm or re-publish the Sun Board Recommendation within ten Business Days after Ironman requests in writing that such action be taken (or, if earlier, at least five Business Days prior to the Sun Shareholders’ Meeting); (iii) fail to publicly announce, within ten Business Days after a tender offer or exchange offer relating to the Sun Ordinary Shares shall have been formally commenced or after any change in the consideration being offered thereunder, a statement disclosing that the Sun Board recommends rejection of such tender or exchange offer; (iv) publicly announce that the Sun Board has recommended, adopted or approved any Acquisition Proposal with respect to Sun (each of the foregoing actions described in clauses “(i)” to “(iv)” being referred to as a “Sun Change in Recommendation”).

(b)            Sun Superior Proposal; Intervening Event. Notwithstanding anything to the contrary contained in Section 6.4(a) or elsewhere in this Agreement, at any time prior to obtaining the Sun Shareholder Approval, the Sun Board may effect, or cause Sun to effect, as the case may be, a Sun Change in Recommendation if:

(i)            (A) Sun has not breached its obligations under Section 6.1(a) and Section 6.1(b) in connection with the Acquisition Proposal referred to in the following clause “(B)”; (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to Sun and is not withdrawn; (C) the Sun Board determines in its good faith judgment, after consulting with its outside financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; (D) Sun shall have provided Ironman with five Business Days’ prior written notice advising Ironman that it intends to effect a Sun Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and which written notice shall include copies of all documents pertaining to such Superior Proposal; (E) during such five Business Day period, if requested by Ironman, Sun engages in good faith negotiations with Ironman to amend this Agreement in such a manner that such Acquisition Proposal that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (F) at the end of such five Business Day period, such Acquisition Proposal has not been withdrawn and in the good faith reasonable judgment of the Sun Board continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Ironman as a result of the negotiations required by clause “(E)” or otherwise); and (G) at the end of such five Business Day period, the Sun Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Superior Proposal, a failure to make a Sun Change in Recommendation would reasonably be expected to constitute a breach of the duties of the Sun Board under applicable Law; provided, that in the event of any material revisions to the applicable Acquisition Proposal (including any change in price or exchange ratio), Sun shall be required to deliver a new written notice to Ironman and to again comply with the requirements of this Section 6.4(b)(i) with respect to such new written notice (including the five Business Day period referenced above); or

(ii)            in connection with an Intervening Event relating to Sun, the Sun Board determines at any time prior to the Sun Shareholder Approval, after having consulted with its outside legal counsel, that, in light of such Intervening Event, a failure to make a Sun Change in Recommendation would reasonably be expected to constitute a breach of the duties of the Sun Board under applicable Law, provided that: (A) Sun shall have provided Ironman with five Business Days’ prior written notice advising Ironman that it intends to effect a Sun Change of Recommendation and specifying, in reasonable detail, the reasons therefor; (B) during such five Business Day period, if requested by Ironman, Sun shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Sun Board not to make such Sun Change in Recommendation; and (C) at the end of such five Business Day period, the Sun Board determines in good faith, after having consulted with its outside legal counsel, that, taking into account any changes to the terms of this Agreement proposed by Ironman as a result of the negotiations required by clause “(B)” or otherwise, a failure to make a Sun Change in Recommendation would reasonably be expected to constitute a breach of the duties of the Sun Board under applicable Law.

(c)            Nothing in this Agreement shall prohibit Sun or the Sun Board from (i) disclosing to the Sun shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; (ii) making any “stop, look and listen” communication to the Sun shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; or (iii) making any disclosure to the Sun shareholders required by applicable Law or stock exchange rule or listing agreement, which actions, in the case of clauses (i)-(iii), shall not constitute or be deemed to constitute a Sun Change of Recommendation so long as any such disclosure (x) includes an express reaffirmation of the Sun Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof; and (y) does not include any statement that constitutes, and does not otherwise constitute, a Sun Change in Recommendation.

(d)            Ironman Change in Recommendation. Subject to the other provisions of this Section 6.4, neither the Ironman Board nor any committee thereof shall, directly or indirectly: (i)  withhold or withdraw or qualify, modify or amend in a manner adverse to Sun (or publicly propose to do so), the Ironman Board Recommendation; (ii)  fail to reaffirm or re-publish the Ironman Board Recommendation within ten Business Days after Sun requests in writing that such action be taken (or, if earlier, at least five Business Days prior to the Ironman Stockholders’ Meeting); (iii) fail to publicly announce, within ten Business Days after a tender offer or exchange offer relating to the Ironman Common Stock shall have been formally commenced or after any change in the consideration being offered thereunder, a statement disclosing that the Ironman Board recommends rejection of such tender or exchange offer; (iv) publicly announce that the Ironman Board has recommended, adopted or approved any Acquisition Proposal with respect to Ironman (each of the foregoing actions described in clauses “(i)” to “(iv)” being referred to as an “Ironman Change in Recommendation”).

(e)            Ironman Superior Proposal; Intervening Event. Notwithstanding anything to the contrary contained in Section 6.4(d) or elsewhere in this Agreement, at any time prior to obtaining the Ironman Stockholder Approval, the Ironman Board may effect, or cause Ironman to effect, as the case may be, an Ironman Change in Recommendation if:

(i)            (A) Ironman has not breached its obligations under Section 6.1(c) and Section 6.1(d) in connection with the Acquisition Proposal referred to in the following clause “(B)”; (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to Ironman and is not withdrawn; (C) the Ironman Board determines in its good faith judgment, after consulting with its outside financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; (D) Ironman shall have provided Sun with five Business Days’ prior written notice advising Sun that it intends to effect an Ironman Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and which written notice shall include copies of all documents pertaining to such Superior Proposal; (E) during such five Business Day period, if requested by Sun, Ironman engages in good faith negotiations with Sun to amend this Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (F) at the end of such five Business Day period, such Acquisition Proposal has not been withdrawn and in the good faith reasonable judgment of the Ironman Board continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Sun as a result of the negotiations required by clause “(E)” or otherwise); and (G) at the end of such five Business Day period, the Ironman Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Superior Proposal, a failure to make an Ironman Change in Recommendation would reasonably be expected to constitute a breach of the duties of the Ironman Board under applicable Law; provided, that in the event of any material revisions to the applicable Acquisition Proposal (including any change in price or exchange ratio), Ironman shall be required to deliver a new written notice to Sun and to again comply with the requirements of this Section 6.4(e)(i) with respect to such new written notice (including the five Business Day period referenced above); or

(ii)            in connection with an Intervening Event relating to Ironman, the Ironman Board determines at any time prior to the Ironman Stockholder Approval, after having consulted with its outside legal counsel, that, in light of such Intervening Event, a failure to make an Ironman Change in Recommendation would reasonably be expected to constitute a breach of the duties of the Ironman Board under applicable Law, provided that: (A) Ironman shall have provided Sun with five Business Days’ prior written notice advising Sun that it intends to effect an Ironman Change of Recommendation and specifying, in reasonable detail, the reasons therefor; (B) during such five Business Day period, if requested by Sun, Ironman shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Ironman Board not to make such Ironman Change in Recommendation; and (C) at the end of such five Business Day period, the Ironman Board determines in good faith, after having consulted with its outside legal counsel, that, taking into account any changes to the terms of this Agreement proposed by Sun as a result of the negotiations required by clause “(B)” or otherwise, a failure to make an Ironman Change in Recommendation would reasonably be expected to constitute a breach of the duties of the Ironman Board under applicable Law.

(f)            Nothing in this Agreement shall prohibit Ironman or the Ironman Board from (i) disclosing to the Ironman stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; (ii) making any “stop, look and listen” communication to the Ironman stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; or (iii) making any disclosure to Ironman stockholders required by applicable Law or stock exchange rule or listing agreement, which actions, in the case of clauses (i)-(iii), shall not constitute or be deemed to constitute an Ironman Change of Recommendation so long as any such disclosure (x) includes an express reaffirmation of the Ironman Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof; and (y) does not include any statement that constitutes, and does not otherwise constitute, an Ironman Change in Recommendation.

Section 6.5.      Access to Information; Confidentiality. Subject to applicable Law, during the Pre-Closing Period and upon reasonable prior notice, each of Sun and Ironman shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Sun and Ironman shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws other than those publicly available in the SEC’s EDGAR (or successor) system; and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that (i) either party may withhold any document or information that (A) is subject to the terms of a confidentiality agreement with a third party in effect as of the date of this Agreement (provided that the withholding party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure); or (B) is subject to any attorney-client, attorney work product or other similar privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of such attorney-client, attorney work product or other similar privilege); and (ii) if, in the reasonable judgment of Sun or Ironman, as the case may be, any Law (including antitrust Laws) applicable to Sun or Ironman, as the case may be, requires such party or its Affiliates to restrict or prohibit access to any such properties or information, such party or its Affiliates may so restrict or prohibit such access, including by designating such information as “Clean Team Only” or “Outside Counsel Only” pursuant to the Clean Team Confidentiality Agreement, dated as of May 15, 2023. If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld and each party shall use reasonable best efforts to enter into an alternative arrangement, including a “clean-team” agreement, pursuant to which such information may be shared without violating such applicable Law. All information exchanged pursuant to this Section 6.5 shall be subject to the Mutual Confidentiality, Non-Disclosure and Standstill Agreement between Sun and Ironman and dated as of November 5, 2022, as amended on December 12, 2022 (the “Confidentiality Agreement”).

Section 6.6.      Notification of Changes. Ironman and Sun shall as promptly as reasonably practicable notify the other orally and in writing of any change or event that, individually or in the aggregate, with all past changes and events since the date of this Agreement either (i) has had or would reasonably be expected to have an Ironman Material Adverse Effect or a Sun Material Adverse Effect, as applicable; or (ii) that would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that would be reasonably expected to cause any of the conditions to the other party’s obligations set forth in Article VII to be incapable of being satisfied, or to materially delay or impede the ability of such notifying party to consummate the Merger; provided, however, that any failure to give such notice pursuant to this Section 6.6 shall not in and of itself cause the failure to satisfy any of the conditions to the other party’s obligations set forth in Article VI unless the underlying breach would independently result in the failure of such condition to be satisfied, and provided further that no such notification shall cure any breach of, non-compliance with, any of the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.7.      Required Actions.

(a)            Regulatory Approvals. The parties shall cooperate with each other and, subject to Section 6.1 and Section 6.4, use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable, subject to the limitations in this Section 6.7, to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement (but in no event later than 15 Business Days after the date of this Agreement, unless otherwise agreed by counsel for the parties), any filing with the United States Department of Justice (“DOJ”) and the United States Federal Trade Commission (“FTC”) required under the HSR Act relating to the Merger; (ii) prepare and file a draft CFIUS Notice, and, after receipt of confirmation reasonably acceptable to both Sun and Ironman that CFIUS has no further comments or inquiries related to the draft CFIUS Notice, Sun and Ironman shall, as promptly as practicable after such receipt, submit the CFIUS Notice; (iii) prepare and file other necessary and advisable registrations, declarations, notices, petitions, applications and filings relating to the Merger, including the notice required under 22 C.F.R. section 122.4(b) of the International Traffic in Arms Regulations, with other Governmental Entities under antitrust, competition, foreign direct investment, trade regulation or similar Law as soon as reasonably practicable or where the ability to control timing of the registration, declaration, notice, petition, application or filing is not within the control of the submitting party, commence pre-submission consultation procedures for, any registrations, declarations, notices, petitions, applications and filings with such Governmental Entities (and thereafter make any other required submissions and respond as promptly as reasonably practicable to any requests for additional information or documentary material); (iv) obtain all Consents or nonactions from any Governmental Entity or other Person which are required to be obtained under any other antitrust, competition, foreign direct investment, trade regulation or similar Law in connection with the consummation of the Merger and the other transactions contemplated hereby, including the CFIUS Approval (collectively, the “Required Regulatory Approvals”); (v) seek to avoid or prevent the initiation of any investigation, inquiry, claim, action, suit, arbitration, litigation or proceeding by or before any Governmental Entity challenging the Merger or the consummation of the other transactions contemplated by this Agreement; and (vi) furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing in order to achieve the effects set forth in the foregoing sub-clauses (i) and (v).

(b)            Actions in Connection with Required Regulatory Approvals. Each of the parties shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, in furtherance of the parties’ reasonable best efforts, each of Ironman and the Ironman Subsidiaries and Sun and the Sun Subsidiaries, as applicable, to the extent required in order to obtain the Required Regulatory Approvals or any necessary approvals of any other Governmental Entity (including the CFIUS Approval) required for the transactions contemplated hereby as promptly as reasonably practicable or to avoid the consequences in Section 6.7(a)(iv) or otherwise in connection with the Required Regulatory Approvals (including the CFIUS Approval), shall (i) propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Divestiture”); and (ii) take or agree to take any other action, agree or consent to, make any concession in respect of, or permit or suffer to exist any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Remedy”), provided that, notwithstanding anything in this Agreement to the contrary, neither party nor its Subsidiaries shall be required to take any of the actions referred to above with respect to a Divestiture or Remedy unless the effectiveness thereof is conditioned on the occurrence of the Effective Time, and provided, further, that, notwithstanding anything in this Agreement to the contrary, nothing shall require either party to, and neither party shall without the consent of the other party, agree or consent to a Divestiture or Remedy that would result in or would reasonably be expected to result in a material adverse effect on the business of Sun and the Sun Subsidiaries (including Ironman and the Ironman Subsidiaries), collectively, immediately after giving effect to the Merger. The parties agree to use reasonable best efforts to: (1) oppose or defend against any investigation, inquiry, claim, action, suit, arbitration, litigation or proceeding by any Governmental Entity to prevent or enjoin the consummation of the Merger; and (2) overturn any regulatory order by any such Governmental Entity to prevent consummation of the Merger, including by defending any investigation, inquiry, claim, action, suit, arbitration, litigation or proceeding brought by any such Governmental Entity in order to avoid the entry of, or to have vacated, overturned, terminated or appealed any order that would otherwise have the effect of preventing or materially delaying the consummation of the Merger or the consummation of the other transactions contemplated by this Agreement.

(c)            Requests from Regulatory Authorities. If either of the parties or any of their respective Subsidiaries receives a request for information or documentary material from any Governmental Entity with respect to the Merger or any of the transactions contemplated by this Agreement, then such party shall respond promptly, as soon as reasonably practicable and after consultation with the other party (to the extent permitted under applicable Law), to such request, in all cases within the amount of time allowed by the Governmental Entity. The parties shall consult with each other in good faith prior to pulling and refiling or agreeing to pull and refile any HSR filing, the CFIUS Notice or other filing, or agreeing with any Governmental Entity not to consummate the merger for any period of time, or agreeing to any timing agreement with the FTC, DOJ or any other Governmental Entity.

(d)            Coordination and Information Sharing. Each party shall (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry relating to the Merger or the transactions contemplated by this Agreement; (ii) promptly notify the other party of any material communication it or any of its Affiliates (or their respective Representatives) receives from any Governmental Entity relating to the Merger or the transactions contemplated by this Agreement and keep the other parties informed as to the status of any such request, inquiry, investigation, or communication; (iii) subject to applicable Law, and to the extent practicable, permit the other party to review in advance, and consider in good faith the other party’s comments to, any proposed material communication, filing or submission by such party to any Governmental Entity; (iv) not agree to participate in any meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Merger or transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend; and (v) furnish the other party with copies of all material correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand, and any such Governmental Entity or its staff on the other hand, with respect to this Agreement or the Merger or the transactions contemplated by this Agreement. Materials required to be provided pursuant to this Section 6.7 may be redacted or withheld as necessary to (i) to remove references concerning the valuation of the parties, (ii) as necessary to comply with contractual arrangements; and (iii) as necessary to preserve attorney-client or other legal privilege. Each party, as each deems advisable and necessary, may designate any competitively sensitive material provided to the other under this Section 6.7 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient unless express written permission is obtained in advance from the party that has so designated such materials.

(e)            Frustrating Actions. Ironman shall not, and shall cause the Ironman Subsidiaries not to, and Sun shall not, and shall cause the Sun Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing part or all of the assets of or equity of, in any business or any corporation, partnership, association or other business organization or division thereof, or take any other similar action, if the entry into of an agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other similar action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, the Required Regulatory Approvals; (ii) increase, in any material respect, the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or the transactions contemplated by this Agreement; (iii) increase the risk, in any material respect, of not being able to remove any such order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the Merger or the transactions contemplated by this Agreement.

Section 6.8.      Takeover Laws. Ironman and the Ironman Board, and Sun and the Sun Board, shall use their respective reasonable best efforts (a) to ensure that no potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (a “Takeover Statute”) is or becomes applicable to this Agreement or any transaction contemplated by this Agreement; and (b) if any Takeover Statute becomes applicable to this Agreement or any transaction contemplated by this Agreement, to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

Section 6.9.      Indemnification, Exculpation and Insurance.

(a)            Sun agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Ironman and the Ironman Subsidiaries to the fullest extent provided by their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of Ironman or any of the Ironman Subsidiaries as in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)            In the event that subsequent to the Merger the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.9.

(c)            For a period of six (6) years from the Effective Time, Sun shall procure that the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Ironman Certificate of Incorporation with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any indemnified Person.

(d)            Prior to or at the Effective Time, Ironman shall purchase a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are substantially equivalent to the coverage provided under Ironman’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Sun shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided, however that Ironman shall not pay or agree to pay, and the Surviving Corporation shall not be required to pay, in the aggregate in excess of 300% of the last annual premium paid by Ironman prior to the date of this Agreement in respect of such “tail” policy, and if the cost of such “tail” policy would otherwise exceed such maximum amount, Ironman shall purchase as much coverage as reasonably practicable up to such maximum amount.

(e)            The provisions of this Section 6.9 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each current or former director or officer of Ironman, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.10.      Transaction Litigation. Sun and Ironman shall give each other prompt notice of any shareholder or stockholder litigation or claims commenced on or after the date of this Agreement against such party or its directors or officers relating to the Merger and the other transactions contemplated by this Agreement (“Transaction Litigation”), and shall (a) give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any Transaction Litigation, (ii) give each other the right to review and comment on all filings or responses to be made by such party in connection with any Transaction Litigation, and will in good faith take such comments into account, and (iii) not agree to settle any Transaction Litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, Sun and Ironman agree to keep each other reasonably informed on a current basis with respect to any other shareholder or stockholder litigation or claims against either party or its directors or officers that are reasonably likely to affect the Merger and the other transactions contemplated by this Agreement (including the timing of the Closing).

Section 6.11.      Section 16 Matters. The Sun Board shall, prior to the Effective Time, approve the issuance of Sun Ordinary Shares in connection with the Merger with respect to any employees of Ironman who, as a result of their relationship with Ironman as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Effective Time, the Ironman Board shall approve the disposition of Ironman equity securities (including derivative securities) in connection with the Merger by those directors and officers of Ironman subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

Section 6.12.      Certain Corporate Governance and Other Matters.

(a)            Amendment of Sun Current Articles. On or prior to the Effective Time, subject to the Sun Shareholder Approval, the Current Sun Articles shall be amended and restated in the form attached hereto as Exhibit A.

(b)            Board of Directors. Prior to the Effective Time, subject to the Sun Shareholder Approval, Sun shall take all actions as may be necessary to cause (i) the number of directors constituting the Sun Board as of the Effective Time (the “Combined Company Board”) to be eleven; (ii) the Combined Company Board as of the Effective Time to be composed of (A) five directors designated by the Sun Board (“Sun Designees”), as shall be notified to Ironman no later than 21 days after the execution of this Agreement; (B) five directors designated by the Ironman Board (“Ironman Designees”), as shall be notified to Ironman no later than 21 days after the execution of this Agreement; and (C) the Chief Executive Officer of Sun in office immediately prior to the Effective Time; (iii) the Non-Executive Chairman of the Combined Company Board to be Ric Fulop (or, if he is no longer the Chairman of the Ironman Board immediately prior to the Effective Time, Sun and Ironman shall together take such actions as are required to appoint to such role such other member of the Combined Company Board as is designated by the Ironman Board); (iv) the Lead Independent Director of the Combined Company Board to be Dov Ofer (or, if he is no longer the Chairman of the Sun Board immediately prior to the Effective Time, Sun and Ironman shall together take such actions as are required to appoint to such role such other member of the Combined Company Board as is designated by the Sun Board); and (v) the positions of Chairman of the Combined Company Board and the Lead Independent Director of the Combined Company Board shall have the roles and responsibilities set forth in Exhibit B.

(c)            Committees of the Combined Company Board.

(i)            The Nomination and Governance Committee of the Combined Company Board shall be comprised of three members of the Combined Company Board, two of whom shall be Sun Designees and one of whom shall be an Ironman Designee. The Chairman of the Nomination and Governance Committee of the Combined Company Board shall be a Sun Designee and shall initially be Dov Ofer.

(ii)            The Audit Committee of the Combined Company Board shall be comprised of three members of the Combined Company Board, two of whom shall be Sun Designees and one of whom shall be an Ironman Designee. The Chairman of the Audit Committee of the Combined Company Board shall be a Sun Designee.

(iii)            The Compensation Committee of the Combined Company Board shall be comprised of three members of the Combined Company Board, two of whom shall be Ironman Designees and one of whom shall be a Sun Designee. The Chairman of the Compensation Committee of the Combined Company Board shall be an Ironman Designee.

(iv)            For the purposes of the agreements under this Section 6.12(c), Sun’s board of directors shall not, for a period of two years from the Effective Time, make any change to its election to be governed by an exemption under the Israeli Companies Law regulations that exempts Sun from appointing “external directors” (as defined in the Israeli Companies Law) and from complying with the Israeli Companies Law requirements related to the composition of the audit committee and compensation committee of Sun’s board of directors, as approved by Sun’s board of directors in May 2016.

(d)            Chief Executive Officer. Prior to the Effective Time, Sun and Ironman shall take all corporate actions as may be necessary to cause, as of the Effective Time, Yoav Zeif to continue in office as the Chief Executive Officer of Sun.

Section 6.13.      Extension of Standstill. During the period commencing on the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, each of Sun and Ironman agrees that it will not, otherwise than pursuant to the Merger on the terms provided in this Agreement (a) in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any securities or property of the other; (b) propose or offer to enter into, directly or indirectly, any merger or business combination involving the other or to purchase, directly or indirectly, a material portion of the assets of the other; (c) directly or indirectly, “solicit”, or participate or join with any person in the “solicitation” of any “proxies” (as such terms are defined in the U.S. Securities Act of 1933) to vote, to seek to advise or to influence any person with respect to the voting of any voting securities of the other, except with respect to the Merger, the obtaining of the Sun Shareholder Approval and the Ironman Stockholder Approval, and as otherwise contemplated by this Agreement; (d) otherwise act alone or in concert with others to seek to control, to influence or to change the management, the board of directors or the policies of the other party; (e) make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or (f) advise, assist or encourage any of the foregoing or work in concert with others in respect of the foregoing.

Section 6.14.      Public Announcements. Except with respect to a Sun Change in Recommendation or an Ironman Change in Recommendation (or matters related thereto), Sun and Ironman shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange; provided that each party may make statements without such consultation that are consistent with previous press releases, public disclosures or public statements made by either party in compliance with this Section 6.14. Sun and Ironman agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 6.15.      Certain Tax Matters.

(a)            Each of Ironman and Sun shall, and shall cause its respective Subsidiaries to, (i) file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the transactions contemplated hereby, including the Merger and the exchange of Ironman Common Stock by the holders thereof for Sun Ordinary Shares, qualifying for the Intended U.S. Tax Treatment and for the exception provided under Treasury Regulations Section 1.367(a)-3(c) (other than with respect to any Excepted Stockholder) (including, for the avoidance of doubt, by complying with the tax reporting obligations of Treasury Regulations Section 1.367(a)-3(c)(6) in connection with the Merger), (ii) not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, such qualification as set forth in clause (i) above, and (iii) reasonably cooperate with each other to document and support such qualification as set forth in clause (i) above, including by taking the actions described in Exhibit C.

(b)            Sun acknowledges that any 5% Shareholder may enter into (and cause to be filed with the U.S. Internal Revenue Service (“IRS”)) a GRA. Upon the written request of any 5% Shareholder made following the Closing Date, Sun shall (i) furnish to such 5% Shareholder such information as such 5% Shareholder reasonably requests in connection with such 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, and (ii) provide such 5% Shareholder with the information reasonably requested by such 5% Shareholder for purposes of such 5% Shareholder’s Tax compliance during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, including for purposes of determining whether there has been a gain “triggering event” (within the meaning of Treasury Regulations Section 1.367(a)-8) under the terms of such 5% Shareholder’s GRA.

(c)            For the avoidance of doubt, this Section 6.15 concerns covenants and agreements which by their terms contemplate performance after the Effective Time. Accordingly, these provisions shall survive the Effective Time, and shall not be terminated pursuant to Section 9.4.

Section 6.16.      Ironman Convertible Notes. Prior to the Effective Time, within the time periods required by the terms of the Ironman Indenture, Ironman shall, and shall cause its Representatives to, take all actions required by the Ironman Indenture to be performed by Ironman at or prior to the Effective Time as a result of the consummation of the Merger and the transactions contemplated hereby, including the giving of any notices that may be required and the delivery to the trustee thereunder of any documents or instruments required to be delivered at or prior to the Effective Time to the trustee by the Ironman Indenture as a result of the consummation of the Merger or the transactions contemplated hereby; provided, that Ironman shall deliver a draft of any such notice or other document to Sun at least five (5) Business Days prior to delivering or entering into such notice or other document in accordance with the terms of the Ironman Indenture. Without limiting the generality of the foregoing, prior to the Effective Time, Ironman agrees to cooperate with Sun by (i) executing and delivering (or causing to be executed and delivered, as applicable) at (and subject to the consummation of) the Effective Time one or more supplemental indentures (which may include Sun as a party thereto), officer’s certificates and opinions of counsel, in each case in form and substance reasonably acceptable to Sun, pursuant to the Ironman Indenture; and (ii) cause the trustee under the Ironman Indenture to execute and deliver at the Effective Time any such supplemental indentures and related instruments, in each case required by the terms of the Ironman Indenture as a result of the consummation of the Merger.

Article VII

CONDITIONS PRECEDENT

Section 7.1.      Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)            Stockholder and Shareholder Approvals. The Sun Shareholder Approval and the Ironman Stockholder Approval shall have been obtained.

(b)            Listing. The Sun Ordinary Shares to be issued pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c)            Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; (ii) any agreement with the DOJ or the FTC not to consummate the Merger to which Ironman and Sun are a party shall have expired or been terminated; (iii) the CFIUS Approval shall have been obtained; and (iv) all other Required Regulatory Approvals and conditions listed in Section 7.1(c) of the Sun Disclosure Schedules shall have been obtained or satisfied and shall remain in full force and effect, or the applicable waiting period (and any extension thereof) applicable in respect of such Required Regulatory Approval shall have expired.

(d)            Form F-4. The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e)            No Injunctions or Restraints; Illegality. No order, injunction (temporary or permanent) or decree or other similar legal restraint issued by any court or Governmental Entity of competent jurisdiction enjoining or preventing the consummation of the Merger shall be in effect. No Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits or makes illegal consummation of the Merger.

Section 7.2.      Conditions to Obligation of Sun and Merger Sub. The obligation of each of Sun and Merger Sub to consummate the Merger is further subject to the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Ironman set forth in Section 3.8(a) shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time or such fact, circumstance, effect, change, event or development giving rise to the breach of Section 3.8(a) shall not be continuing as of the Closing Date; (ii) the representations and warranties of Ironman set forth in Section 3.3(a), the first sentence of Section 3.3(b) and Section 3.3(c) (in each case only with respect to Ironman and not its Subsidiaries) shall be true and correct (other than such failures to be true and correct as are de minimis), in each case at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of Ironman set forth in Section 3.1 and Section 3.20 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) all other representations and warranties of Ironman set forth in Article III shall be true and correct (without giving effect to any limitation as to “materiality” or “Ironman Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an Ironman Material Adverse Effect. Sun shall have received a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of Ironman to such effect.

(b)            Performance of Obligations of Ironman. Ironman shall have performed or complied in all material respects with the obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Sun shall have received a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of Ironman to such effect.

(c)            No Ironman Material Adverse Effect. No Ironman Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d)            Amendments. Each Contract set forth on Section 7.2 of the Ironman Disclosure Schedule (the “Identified Agreements”) shall have been amended, modified or terminated as provided in Section 7.2 of the Ironman Disclosure Schedule.

Section 7.3.      Conditions to Obligation of Ironman. The obligations of Ironman to consummate the Merger is further subject to the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Sun set forth in Section 4.9(a) shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time or such fact, circumstance, effect, change, event or development giving rise to the breach of Section 4.9(a) shall not be continuing as of the Closing Date; (ii) the representations and warranties of Sun set forth in Section 4.3, Section 4.4(a), the first sentence of Section 4.4(b) and Section 4.4(c) (in each case only with respect to Sun and not its Subsidiaries) shall be true and correct (other than such failures to be true and correct as are de minimis), in each case at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of Sun set forth in Section 4.1 and Section 4.21 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) all other representations and warranties of Sun set forth in Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “Sun Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an Sun Material Adverse Effect. Ironman shall have received a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of Sun to such effect.

(b)            Performance of Obligations of Sun and Merger Sub. Sun and Merger Sub shall have performed or complied in all material respects with the obligations and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date, and Ironman shall have received a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of Sun to such effect.

(c)            No Sun Material Adverse Effect. No Sun Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

Article VIII

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 8.1.      Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Sun Shareholders Approval or the Ironman Stockholder Approval, except as specifically provided below:

(a)            by mutual written consent of Ironman and Sun;

(b)            by either Ironman or Sun, upon written notice to the other party:

(i)            if the Merger is not consummated on or before February 25, 2024 (the “End Date”); provided that if by February 25, 2024, any of the conditions set forth in Section 7.1(c) shall not have been satisfied but all of the other conditions to the consummation of the Merger set forth in Article VII (other than Section 7.2(d)) shall have been satisfied (or, in the case of any conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied), then either Ironman or Sun may extend the End Date by written notice to the other party to May 25, 2024; provided, further, that if by May 25, 2024, any of the conditions set forth in Section 7.1(c) shall not have been satisfied but all of the other conditions to the consummation of the Merger set forth in Article VII (other than Section 7.2(d)) shall have been satisfied (or, in the case of any conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied), then either Ironman or Sun may further extend the End Date by written notice to the other party to August 25, 2024 (upon any extension in accordance with this Section 8.1(b)(i), references to the End Date in this Agreement shall mean the End Date as so extended); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party if a breach by such party of its obligations under this Agreement has been the principal cause of, or principally resulted in, such failure of the Merger to occur on or before the End Date;

(ii)            if (A) any Governmental Entity that must grant a Required Regulatory Approval listed in Section 7.1(c) of the Sun Disclosure Schedules has denied approval of the Merger and such denial has become final and non-appealable; or (B) any court or Governmental Entity of competent jurisdiction shall have issued a final and non-appealable order, injunction or decree or other legal restraint or prohibition permanently enjoining or preventing the consummation of the Merger, provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party if a breach by such party of its obligations under this Agreement has been the principal cause of, or principally resulted in, such failure to obtain such Required Regulatory Approval or the issuance of such order, injunction, decree or other legal restraint, as applicable;

(iii)            if (A) the Sun Shareholder Approval shall not have been obtained following a vote taken thereon at the Sun Shareholders’ Meeting (unless such Sun Shareholders’ Meeting has been validly adjourned or postponed, in which case at the final adjournment or postponement thereof); or (B) the Ironman Stockholder Approval shall not have been obtained following a vote taken thereon at the Ironman Stockholder Meeting (unless such Ironman Stockholder Meeting has been validly adjourned or postponed, in which case at the final adjournment or postponement thereof);

(c)            by Ironman, if Sun or Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Sun or Merger Sub contained herein fails to be true and correct, which breach or failure (A) either individually or in the aggregate with all other breaches by Sun or Merger Sub or failure of Sun’s and Merger Sub’s representations and warranties to be true, would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), as the case may be; and (B) if reasonably capable of being cured, has not been cured prior to the earlier of 30 days (or such fewer days as remain until the End Date) after Sun’s receipt of written notice of such breach from Ironman, and provided that Ironman is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Ironman contained herein then fails to be true and correct such that the conditions set forth in Section 7.2(a) or Section 7.2(b), as the case may be, could not then be satisfied;

(d)            by Sun, if Ironman breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Ironman contained herein fails to be true and correct, which breach or failure (A) either individually or in the aggregate with all other breaches by Ironman or failure of Ironman’s representations and warranties to be true, would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), as the case may be, and (B) if reasonably capable of being cured, has not been cured prior to the earlier of 30 days (or such fewer days as remain until the End Date) after Ironman’s receipt of written notice of such breach from Sun, and provided that Sun is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Sun contained herein then fails to be true and correct such that the conditions set forth in Section 7.3(a) or Section 7.3(b), as the case may be, could not then be satisfied;

(e)            by Ironman, if a Change of Control Transaction occurs with respect to Sun;

(f)            by Sun, if a Change of Control Transaction occurs with respect to Ironman;

(g)            by Ironman, prior to the Sun Shareholder Approval, if the Sun Board or any committee thereof shall have made a Sun Change in Recommendation;

(h)            by Sun, prior to the Ironman Stockholder Approval, if the Ironman Board or any committee thereof shall have made an Ironman Change in Recommendation; or

(i)            by Sun, if Ironman shall have received a Rejection; provided, that if Sun shall have failed to terminate this Agreement under this clause (i) within twenty (20) Business Days after Sun’s receipt of written notice that Ironman has received such Rejection, the termination right set forth in this clause (i) and the condition set forth in Section 7.2(d) shall be deemed to have been irrevocably waived, notwithstanding the provisions of Section 8.5;

Section 8.2.      Effect of Termination. In the event of termination of this Agreement by either Ironman or Sun as provided in Section 8.1, this Agreement shall forthwith become void and have no effect (other than the last sentence of Section 6.5, Section 6.13, Section 8.3, this Section 8.2 and Section 8.3, which provisions shall survive such termination) without any liability or obligation on the part of Ironman, Sun or Merger Sub or any of their respective Subsidiaries, except in the case of a Willful Breach (which for the avoidance of doubt shall not be released by this Section 8.2).

Section 8.3. Fees and Expenses.

(a)            In the event that, (i) following the date of this Agreement and prior to the Sun Shareholders’ Meeting, an Acquisition Proposal with respect to Sun is publicly proposed or disclosed (and not withdrawn at least two Business Days prior to the Sun Shareholders’ Meeting), (ii) this Agreement is terminated by Ironman or Sun pursuant to Section 8.1(b)(iii)(A), and (iii) within twelve (12) months of such termination, an Acquisition Proposal with respect to Sun is consummated or a definitive agreement providing for an Acquisition Proposal with respect to Sun is entered into, then Sun shall pay to Ironman, by wire transfer of same-day funds, the Sun Termination Fee (less any Termination Expenses previously paid by Sun to Ironman) on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement (provided that for these purposes the references to fifteen percent (15%) in the definition of Acquisition Proposal shall instead refer to fifty percent (50%)). For purposes of this Agreement, “Sun Termination Fee” shall mean, with respect to a termination in the circumstances set forth in Section 8.3(b)(x), a cash fee equal to $19,000,000 or, with respect to a termination in the circumstances set forth in the first sentence of this Section 8.3(a) or the circumstances set forth in Section 8.3(b)(y), a cash fee equal to $32,500,000.

(b)            In the event that this Agreement is terminated (x) by Sun pursuant to Section 8.1(b)(i) if at the time of such termination any of the conditions set forth in Section 7.2(d) shall not have been satisfied or waived but all of the other conditions to the consummation of the Merger set forth in Article VII (other than those conditions set forth in Section 7.3) shall have been satisfied (or, in the case of any conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied) or by Sun pursuant to Section 8.1(i) or (y) by Ironman pursuant to Section 8.1(g), or is terminated by Ironman or Sun pursuant to Section 8.1(b)(iii)(A) at such time as Ironman was entitled to terminate this Agreement pursuant to Section 8.1(g), then Sun shall pay Ironman, by wire transfer of same-day funds, the Sun Termination Fee within five (5) Business Days of the date of such termination.

(c)            In the event that this Agreement is terminated by Ironman or Sun pursuant to Section 8.1(b)(iii)(A) (and at such time Ironman is not entitled to terminate this Agreement pursuant to Section 8.1(g)), then Sun shall pay Ironman, by wire transfer of same-day funds, Termination Expenses within five (5) Business Days of the date such termination; provided that no Termination Expenses shall be payable by Sun in the event that the Ironman Stockholder Approval shall not have been obtained following a vote taken thereon at the Ironman Stockholders’ Meeting (unless such Ironman Stockholders’ Meeting has been validly adjourned or postponed, in which case at the final adjournment or postponement thereof).

(d)            In the event that this Agreement is terminated by Ironman or Sun pursuant to Section 8.1(b)(iii)(B) (and at such time Sun is not entitled to terminate this Agreement pursuant to Section 8.1(h)), then Ironman shall pay Sun, by wire transfer of same-day funds, Termination Expenses within five (5) Business Days of the date such termination; provided that no Termination Expenses shall be payable by Ironman in the event that the Sun Shareholder Approval shall not have been obtained following a vote taken thereon at the Sun Shareholders’ Meeting (unless such Sun Shareholders’ Meeting has been validly adjourned or postponed, in which case at the final adjournment or postponement thereof).

(e)            In the event that this Agreement is terminated by Sun pursuant to Section 8.1(h), or is terminated by Ironman or Sun pursuant to Section 8.1(b)(iii)(B) at such time as Sun was entitled to terminate this Agreement pursuant to Section 8.1(h), then Ironman shall pay Sun, by wire transfer of same-day funds, the Ironman Termination Fee within five (5) Business Days of the date of termination. For purposes of this Agreement, “Ironman Termination Fee” shall mean a cash fee equal to $18,600,000 and “Termination Fee” shall mean the Sun Termination Fee or the Ironman Termination Fee, as applicable.

(f)            In the event that, (i) following the date of this Agreement and prior to the Ironman Stockholders’ Meeting, an Acquisition Proposal with respect to Ironman is publicly proposed or disclosed (and not withdrawn at least two Business Days prior to the Ironman Stockholders’ Meeting), (ii) this Agreement is terminated by Ironman or Sun pursuant to Section 8.1(b)(iii)(B), and (iii) within twelve (12) months of such termination, an Acquisition Proposal with respect to Ironman is consummated or a definitive agreement providing for an Acquisition Proposal with respect to Ironman is entered into, then Ironman shall pay to Sun, by wire transfer of same-day funds, the Ironman Termination Fee (less any Termination Expenses previously paid by Ironman to Sun) on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement (provided that for these purposes the references to fifteen percent (15%) in the definition of Acquisition Proposal shall instead refer to fifty percent (50%)).

(g)            Except in the case of a Willful Breach by Ironman or Sun, as the case may be which shall each be subject to Section 8.2, following the termination of this Agreement in accordance with its terms, the payment of the applicable Termination Fee (or, if applicable, the Termination Expenses) to the extent required pursuant to this Section 8.3 by Ironman or Sun, in circumstances in which it is due pursuant to the terms of this Agreement, together with any amounts payable pursuant to Section 8.3 in connection therewith, shall be the sole and exclusive remedy of the other party under this Agreement. Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either Ironman or Sun be required to pay any Termination Fee or the Termination Expenses, as applicable, more than once.

(h)            Ironman and Sun acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and, in order to obtain such payment, the party owed such payment commences a suit, action or other proceeding that results in a judgment in its favor for such payment, the party owing such payment shall pay to the party owed such payment its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate, as reported in The Wall Street Journal, in effect on the date such payment was required to be made.

(i)            Each party further acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement. Each party further acknowledges that the Termination Fees or the Termination Expenses, as applicable, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the applicable party in the circumstances in which the applicable Termination Fee or Termination Expenses is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement.

Section 8.4.      Amendment. This Agreement may be amended or modified by written agreement of each of the parties at any time before or after receipt of the Sun Shareholder Approval or the Ironman Stockholder Approval; provided, however, that (a) after receipt of the Sun Shareholders Approval, no amendment or modification shall be made that by applicable Law or in accordance with the rules of any relevant stock exchange requires further approval by the shareholders of Sun without the further approval of such shareholders, and (b) after receipt of the Ironman Stockholder Approval, no amendment or modification shall be made that by applicable Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of Ironman without the further approval of such stockholders. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties.

Section 8.5.      Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Sun shall require the approval of the shareholders of Sun unless such approval is required by Law or in accordance with the rules of any relevant stock exchange and no extension or waiver by Ironman shall require the approval of the stockholders of Ironman unless such approval is required by Law or in accordance with the rules of any relevant stock exchange. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Article IX

MISCELLANEOUS

Section 9.1.      Transaction Expenses. Except as provided below or in the circumstances in which any Termination Fee or the Termination Expenses are payable, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. Notwithstanding the foregoing, Sun and Ironman each shall pay 50% of (i) any fees and expenses (excluding each party’s internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of the printing, filing and mailing of the Registration Statement and the Joint Proxy Statement; and (ii) any and all filing fees due in connection with the filings required by or under the HSR Act, the DPA and any other antitrust, competition, investment, trade regulation or similar Law.

Section 9.2.      Definitions. For purposes of this Agreement:

“5% Shareholder” means any holder of Ironman Common Stock that, following the Effective Time, is a direct or indirect holder of Sun Ordinary Shares who is also a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Sun.

“Acquisition Proposal” means any bona fide proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions (other than the transactions contemplated by this Agreement) involving (i) the direct or indirect acquisition, exclusive license or purchase of a business or assets that constitutes fifteen percent (15%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, by any Person or group of Persons (other than a party hereto or any of its Subsidiaries); (ii) direct or indirect acquisition or purchase of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes fifteen percent (15%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, by any Person or group of Persons (other than a party hereto or any of its Subsidiaries), following which such Person or group of Persons would hold fifteen percent (15%) or more of such class of equity securities; or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares or Capital Stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or group of Persons (other than a party hereto or any of its Subsidiaries) beneficially owning fifteen percent (15%) or more of any class of equity securities of such party or any of its Subsidiaries whose business constitutes fifteen percent (15%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Anti-Corruption Law” means U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and similar anti-bribery and anti-corruption laws applicable to the parties and their Subsidiaries.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City, United States, or Tel Aviv, Israel.

“Capital Stock” means any and all shares, interests, voting securities, participations, rights or other equivalents, however designated, and including common or preferred securities.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

“CFIUS Approval” means (a) written notification of CFIUS’s determination that the transactions contemplated by this Agreement do not constitute a “covered transaction” under the DPA, (b) written notification that CFIUS has completed its review or investigation of the transactions contemplated by this Agreement and determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement and all action under the DPA has been concluded, or (c) CFIUS has reported the transactions contemplated by this Agreement to the President of the United States and either (i) the President of the United States has made a decision not to suspend or prohibit such transactions, or (ii) the President of the United States has not taken any action within 15 days from the date he received the report from CFIUS.

“CFIUS Notice” means a joint notice and all accompanying materials with respect to the transactions contemplated by this Agreement prepared by the parties and submitted to CFIUS in accordance with the requirements of the DPA.

“Change of Control Transaction” means, with respect to Sun or Ironman, as applicable, a transaction or series of transactions (other than the transactions contemplated by this Agreement) that results in any Person or group (as defined in the Exchange Act) beneficially owning more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of such party entitled to vote generally in the election of directors.

“control,” “controlled” and “controlling” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Conversion Rate” has the meaning ascribed to such term in the Ironman Indenture as in effect on the date hereof.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, ‘shelter in place’, ‘stay at home’, social distancing, or similar requirements of any Governmental Entity, in connection with or in response to COVID-19 and any mutations or variations thereof.

“Data Protection Laws” means any applicable Laws relating to the Processing of data, data privacy, data security, data breach notification, and the cross-border transfer of Personal Data.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, and all implementing regulations issued and effective thereunder.

“Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance, violation, liability or obligation, by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (b) any Environmental Law or any Permit issued pursuant to Environmental Law.

“Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Materials, the preservation or protection of soils, subsoils, waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the occupational health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, in effect at any time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity (whether or not incorporated) other than such Person that, together with such Person, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Excepted Stockholder” means any 5% Shareholder that does not enter into a five (5) year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c).

“GRA” means a “gain recognition agreement” in the form provided in Treasury Regulations Section 1.367(a)-8(c).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, polychlorinated biphenyls, per- and polyfluoroalkyl substances, toxic mold, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations, including any applicable penalties (including with respect to any prepayment thereof), interest and premiums, of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, indentures, notes or similar instruments; (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment; (iv) all obligations of such Person for the deferred purchase price of property (other than trade payables or accruals in the ordinary course of business consistent with past practice); (v) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (vi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person; (vii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others; (viii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); or (ix) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property Right” means intellectual property rights of any kind or nature recognized in any applicable jurisdiction worldwide, including all U.S. and foreign (i) patents and pending patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (ii) trademarks, trademark applications, registered trademarks, service marks, service mark applications, registered service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith (“Marks”); (iii) copyrights; mask works, works of authorship and moral rights and any registrations, applications, renewals, extensions and reversions of any of the foregoing; (iv) all rights in Software and Technology; (v) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies; (vi) registrations and applications for registration for the foregoing; and (vii) URL and domain name registrations.

“International Trade Law” means (a) all applicable trade, export control, import, and anti-boycott laws and regulations imposed, administered, or enforced by the U.S. government, including, but not limited to, the U.S. Export Administration Act, the U.S. Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. Arms Export Control Act (22 U.S.C. § 1778), the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), the Israeli Trading with the Enemy Act, the U.S. customs laws and regulations and the Foreign Trade Regulations (15 C.F.R. Part 30), (b) the Israeli Penal Law, the Israeli Control of Products and Services Declaration (Engagement of Encryption), 1974, as amended; the Israeli Defense Export Control Law, 2007; the Israeli Order of Import and Export (Supervision of Export of Dual Use Goods, Services and Technologies), 2006; the Law on the Struggle Against Iran’s Nuclear Program, 5772-2012 the Prevention of Distribution and Financing of Weapons of Mass Destruction Law, 5778-2018 and any additional economic sanctions programs which may be administered by the Israeli Department of Treasury and Ministry of Defense and any regulations or orders issued thereunder, and (c) other applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Intervening Event” means any material event or development, or material change in circumstances first occurring, arising or coming to the attention of the Sun Board or Ironman Board, as applicable, after the date of this Agreement to the extent that such event, development or change in circumstances (i) was neither known by the Sun Board or the Ironman Board, as applicable, and was not reasonably foreseeable by the Sun Board or the Ironman Board, as applicable, as of or prior to the date of this Agreement; and (ii) does not relate to an Acquisition Proposal or a Superior Proposal or any inquiry or communications relating thereto.

“Ironman Business Data” means any and all business information and data (whether of employees, contractors, consultants, customers, consumers, vendors, suppliers, service providers or other persons and whether in electronic or any other form or medium) Processed by the Ironman IT Systems or otherwise in the course of the conduct of the business of each of Ironman and its Subsidiaries.

“Ironman Convertible Notes” means the 6.0% Convertible Senior Notes due 2027 issued by Ironman pursuant to the Ironman Indenture.

“Ironman Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Ironman Privacy Policies; and (iii) the terms of any agreements to which each of Ironman and its Subsidiaries is bound relating to the Processing of Personal Data.

“Ironman Incentive Award Plan” means the Desktop Metal, Inc. 2020 Incentive Award Plan, as amended, the Make Composites, Inc. 2018 Equity Incentive Plan, as amended, and the Desktop Metal, Inc. 2015 Stock Incentive Plan, as amended.

“Ironman Indenture” means that certain Indenture between Ironman and U.S. Bank Trust Company, National Association, and dated as of May 13, 2022.

“Ironman Intellectual Property Rights” means any Intellectual Property Rights that are owned, used or practiced, or held for use or practice, by Ironman or the Ironman Subsidiaries, including any Intellectual Property Rights incorporated into, embodied in or otherwise used or practiced, or held for use or practice, in connection with (or planned by Ironman or any Ironman Subsidiary to be incorporated into or otherwise used or practiced, or held for use or practice, in connection with) any Ironman Offerings.

“Ironman Licensed IP” means all Ironman Intellectual Property Rights that are not Owned Ironman IP.

“Ironman Material Adverse Effect” means a Material Adverse Effect with respect to Ironman and the Ironman Subsidiaries, taken as a whole.

“Ironman Offerings” means any material products or services marketed, offered, licensed, provided, sold, distributed or otherwise made available by or on behalf of Ironman or any of the Ironman Subsidiaries, and any products or services currently being developed (or already developed) by or for the Ironman or any of the Ironman Subsidiaries.

“Ironman Privacy Policies” means all published, posted, and internal agreements and policies relating to each of Ironman and its Subsidiaries’ Processing of Personal Data.

“Ironman Subsidiary” means each Subsidiary of Ironman.

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999, as amended from time to time, including the regulations promulgated thereunder, or any other law that may come in its stead, including all amendments made thereto.

“Israeli Securities Law” means the Securities Law, 5728-1968.

“ITA” means the Israeli Tax Authority.

“ITO” means the Israeli Tax Ordinance.

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of any executive officer of such Person, after making due inquiry.

“Material Adverse Effect” means, with respect to any Person, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or financial condition of such Person and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements; (ii) changes, after the date hereof, in applicable Laws, or interpretations thereof by courts or Governmental Entities; (iii) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism, or the escalation of any conflict) or in economic, market (including equity, credit and debt markets, as well as changes in interest rates) or other general industry-wide conditions affecting the industries in which such party and its Subsidiaries operates; (iv) the announcement or the existence of, compliance with, pendency of or performance under, this Agreement or the transactions contemplated hereby or the identity of the parties to this Agreement or any of their Affiliates (provided that the exception in this clause (iv) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of or performance under this Agreement or the consummation of the transactions contemplated hereby and shall not apply to any covenant to use commercially reasonable efforts to operate in the ordinary course); (v) a decline in the trading price of a party’s Capital Stock, but not including any underlying causes thereof to the extent not otherwise excluded pursuant to subclauses (i) through (ix); (vi) any natural disaster, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other similar event; (vii) any epidemic, disease outbreak or pandemic (including COVID-19 (and, for the avoidance of doubt, any loss of customers, suppliers, orders, Contracts or other business relationships resulting from, or in connection with, COVID-19 or any COVID-19 Measures)), public health emergency or widespread occurrence of infectious disease or other acts of God; (viii) any action taken by a party or any of its Subsidiaries at the written request of the other party; and (ix) actions or claims made or brought by any of the current or former shareholders or stockholders of a party (or on their behalf or on behalf of such party) against a party or any of its directors, officers or employees arising out of this Agreement or the transactions contemplated hereby (including for the avoidance of doubt any actions or claims set forth on Section 4.12 of the Sun Disclosure Schedule); except, with respect to subclause (i) to (iii), (vi) and (vii) to the extent that such effect, change, event, circumstance, condition, occurrence or development disproportionately affects the business, properties, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

“Open Source Software” means any software that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as free software or as open source software or under any licensing or distribution models similar to open source, including but not limited to any software licensed under or subject to terms that require source code to be provided or made available to subsequent licensees or sublicensees (regardless of whether the license restricts source code from being distributed in modified form) or which may impose any other obligation or restriction with respect to a Person’s Intellectual Property Rights, including, without limitation, any software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL, any other license that is defined as an “Open Source License” by the Open Source Initiative, and any similar license or distribution model.

“Owned Ironman IP” means all Registered Ironman Intellectual Property Rights and all other Ironman Intellectual Property Rights owned or purported to be owned by, or subject to an obligation to be assigned to, Ironman or any Ironman Subsidiary.

“Owned Sun IP” means all Registered Sun Intellectual Property Rights and all other Sun Intellectual Property Rights owned or purported to be owned by, or subject to an obligation to be assigned to, Sun or any Sun Subsidiary.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the latest financial statements of Sun included in the Sun SEC Documents or Ironman included in the Ironman SEC Documents, as the case may be; (ii) statutory Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising by operation of Law; (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, which do not materially impair the use of the real property in the operation of the business thereon; (iv) Liens for Indebtedness existing as of the date hereof (which indebtedness is described in the Sun SEC Documents or Ironman SEC Documents, as the case may be), including Liens required from time to time pursuant to the terms of the documents governing such Indebtedness; (v) Liens that, individually or in the aggregate, do not or would not reasonably be expected to materially interfere with the ability of a party and its Subsidiaries to conduct their business as presently conducted; and (vi) with respect to any Intellectual Property Right, any outbound non-exclusive license.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity or group (as defined in the Exchange Act).

“Personal Data” means (a) information related to an identified or identifiable individual and (b) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by Data Protection Laws.

“Process” (and the corollary terms “Processed” and “Processing”) shall mean, with respect to data, the collection, use, storage, transfer, disclosure, disposal, or other processing of such data.

“Registered Ironman Intellectual Property Rights” means (i) all issued Patents, pending Patent applications, Mark registrations, applications for Mark registrations, copyright registrations, applications for copyright registrations, industrial design registrations, applications for industrial design registrations and Domain Name registrations owned or purported to be owned, by Ironman or any Ironman Subsidiary, and (ii) any other applications, registrations, recordings and filings filed by or on behalf of the Ironman or any Ironman Subsidiary (or otherwise authorized by or in the name of the Ironman or any Ironman Subsidiary) with respect to any Intellectual Property Rights if Ironman.

“Registered Sun Intellectual Property Rights” means (i) all issued Patents, pending Patent applications, Mark registrations, applications for Mark registrations, copyright registrations, applications for copyright registrations, industrial design registrations, applications for industrial design registrations and Domain Name registrations owned or purported to be owned, by Sun or any Sun Subsidiary; and (ii) any other applications, registrations, recordings and filings filed by or on behalf of the Sun or any Sun Subsidiary (or otherwise authorized by or in the name of the Sun or any Sun Subsidiary) with respect to any Intellectual Property Rights of Sun.

“Rejection” means (i) a written communication from or on behalf of the counterparty to any Identified Agreement (which may be made electronically) that it will not amend or terminate the Identified Agreement such that the condition in Section 7.2(d) would be satisfied on commercially reasonable terms or (ii) the passage of 30 calendar days after the date Ironman has requested in writing that such counterparty amend or terminate such Identified Agreement such that the condition in Section 7.2(d) would be satisfied on commercially reasonable terms without the counterparty’s engagement in substantive discussions relating to such request.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pumping, pouring, abandonment, discarding, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Representatives” means any directors, officers, employees, investment bankers, accountants, attorneys and other advisors, agents, debt financing sources and other representatives of a Person.

“Residency Declaration” means a declaration in the form attached hereto as Exhibit F.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

“Software” means all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Source Code” means computer software in a form which a program’s design, logic, structuring and processing methods may be read by a trained human being, including without limitation, all source code, scripts, data definition, flow charts, file layouts, program narratives and program listings.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means with respect to any Person, an entity of which such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect a majority of such entity’s board of directors or other governing body, or otherwise to control the management of such entity; or (b) a majority of the outstanding equity or financial interests of such entity.

“Sun Business Data” means any and all business information and data (whether of employees, contractors, consultants, customers, consumers, vendors, suppliers, service providers or other persons and whether in electronic or any other form or medium) Processed by the Sun IT Systems or otherwise in the course of the conduct of the business of each of Sun and its Subsidiaries.

“Sun Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Sun Privacy Policies; and (iii) the terms of any agreements to which each of Sun and its Subsidiaries is bound relating to the Processing of Personal Data.

“Sun Intellectual Property Rights” means any Intellectual Property Rights that are owned, used or practiced, or held for use or practice, by Sun or Sun Subsidiaries, including any Intellectual Property Rights incorporated into, embodied in or otherwise used or practiced, or held for use or practice, in connection with (or planned by Sun or any Sun Subsidiary to be incorporated into or otherwise used or practiced, or held for use or practice, in connection with) any Sun Offerings.

“Sun Licensed IP” means all Sun Intellectual Property Rights that are not Owned Sun IP.

“Sun Material Adverse Effect” means a Material Adverse Effect with respect to Sun and the Sun Subsidiaries, taken as a whole.

“Sun Offerings” means any material products or services marketed, offered, licensed, provided, sold, distributed or otherwise made available by or on behalf of Sun or any of the Sun Subsidiaries, and any products or services currently being developed (or already developed) by or for Sun or any of Sun Subsidiaries.

“Sun Privacy Policies” means all published, posted, and internal agreements and policies relating to each of Sun and its Subsidiaries’ Processing of Personal Data.

“Sun Rights Plan” means that certain Rights Agreement entered into between Sun and Continental Stock Transfer & Trust Company, dated July 25, 2022 (as it may be amended or modified from time to time) and the rights distributed to Sun shareholders thereunder.

“Sun Subsidiary” means each Subsidiary of Sun.

“Superior Proposal” means, with respect to a party hereto, any bona fide written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) being deemed to be replaced with references to fifty percent (50%)) with respect to such party on terms which the board of directors of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel, and after taking into account all legal, regulatory, financial and other aspects of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal), to be (x) more favorable from a financial point of view to such party’s shareholders or stockholders, as applicable, than the Merger and (y) reasonably likely to be irrevocably consummated (if accepted) on a timely basis in accordance with its terms and taking into account all relevant financial, legal and regulatory aspects of such Acquisition Proposal (including the identity of the Person making such Acquisition Proposal).

“Tax” or “Taxes” means all federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, unemployment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise taxes, customs, tariffs, imposts, levies, duties, Israeli value added tax, fees or other like assessments or charges imposed by a Governmental Entity, together with all interest, penalties and additions imposed by such Governmental Entity with respect to such amounts.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, and any amended Tax return, in each case, relating to Taxes and which is filed or required to be filed by a Governmental Entity.

“Technology” means all Software, content, websites, technical data, subroutines, tools, materials, invention disclosures, improvements, apparatus, creations, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, documentation, user manuals and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Termination Expenses” means reasonable, documented out-of-pocket fees and expenses, not to exceed $10,000,000 in the aggregate, incurred or paid by or on behalf of the party receiving payment thereof and its Subsidiaries in connection with the transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to such party and its Subsidiaries.

“Valid Certificate” means, in respect of a Payor, a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Surviving Corporation, Sun and the Exchange Agent: (a) exempting such Payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment.

“Willful Breach” or “Willfully Breached” means a material breach of this Agreement as a result of a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a breach of this Agreement.

Section 9.3.      Interpretation. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation”. The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”. The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date of this Agreement as set forth in the Preamble hereto. The term “or” is not exclusive. The word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such word or phrase shall not mean simply “if”. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto. Any reference to a document being “provided” or “made available” to a party or its advisers, shall mean that such document had been included at least one Business Day prior to the date of this Agreement in the Datasite virtual data room established by the applicable party, and to which access to the other party and its advisers had been granted at least one Business Day prior to the date of this Agreement, or in the Ironman SEC Documents or the Sun SEC Documents filed publicly at least one Business Day prior to the date of this Agreement, as applicable.

Section 9.4.      Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations or other agreements, including all such rights, shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article IX.

Section 9.5.      Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by email (without receiving a failure of delivery message in return) or, to the extent not delivered on a Business Day during business hours, on the next Business Day, (ii) on the fifth Business Day after dispatch by registered or certified mail, or (iii) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

(a)            if to Ironman, to:

Desktop Metal, Inc.

63 3rd Avenue

Burlington, Massachusetts 01803

Email: meg.broderick@desktopmetal.com

Attention: Meg Broderick

with copies, not constituting notice, to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

E-mail: ryan.maierson@lw.com and daniel.hoffman@lw.com

Attention: Ryan Maierson and Daniel Hoffman

and

Shibolet & Co.

4 Yitzhak Sadeh St.

Tel Aviv 6777504

Israel

E-mail: l.aviram@shibolet.com and maya@shibolet.com

Attention: Lior Aviram and Maya Koubi Bara-nes

(b)            if to Sun or Merger Sub, to:

Stratasys Ltd.

1 Holtzman St. Science Park

P.O. Box 2496

Rehovot 7670401

Israel

Email: vered.benjacob@stratasys.com

Attention: Vered Ben Jacob, Adv. Chief Legal Officer

with copies, not constituting notice, to:

Meitar Law Offices

Abba Hillel Silver Road 16

Ramat Gan 5250608

Israel

Email: dchertok@meitar.com and jonathana@meitar.com

Attention: J. David Chertok, Adv. and Jonathan Atha, Adv.

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Email: AOEmmerich@wlrk.com and VSapezhnikov@wlrk.com

Attention: Adam O. Emmerich and Viktor Sapezhnikov

Section 9.6.      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.6 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.7.      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format, including using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.8.      Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Ironman Disclosure Schedules and the Sun Disclosure Schedules, the voting agreements contemplated hereby, the exhibits hereto and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement; and (b) except for Section 6.9, is not intended to confer upon any Person other than the parties any rights or remedies.

Section 9.9.      Governing Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the other agreements delivered in connection herewith, or the execution or performance of this Agreement or such other agreements, or the transactions contemplated by this Agreement (the “Relevant Matters”) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state; provided however, that any determination to be made with respect to corporate matters of Sun, including without limitation, the duties of the Sun Board (including for the purposes of Section 6.1 or Section 6.4), shall be determined in accordance with the Laws of the State of Israel.

Section 9.10.      Forum. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Relevant Matter or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.10 in the manner provided for notices in Section 9.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.11.      Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8.1, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement as provided for herein, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.12.      Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.13.      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.14.      Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature page next]

IN WITNESS WHEREOF, the parties hereunder have duly executed this Agreement as of the date first written above.

Desktop Metal, Inc.

By:	/s/ Ric Fulop
Name:	Ric Fulop
Title:	Chief Executive Officer
Stratasys LTD.

By:	/s/ Yoav Zeif	By:	/s/ Eitan Zamir
Name:	Yoav Zief	Name:	Eitan Zamir
Title:	Chief Executive Officer	Title:	Chief Financial Officer
Tetris Sub Inc.

By:	/s/ Yoav Zeif	By:	/s/ Eitan Zamir
Name:	Yoav Zief	Name:	Eitan Zamir
Title:	President	Title:	Treasurer and Secretary